Exhibit 10.1

Execution Version

$875,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 7, 2016

among

CERTAIN SUBSIDIARIES OF RUSH ENTERPRISES, INC., as Borrowers,

rush enterprises, inc., as THE BORROWER REPRESENTATIVE,

The Lenders,

and

BMO HARRIS BANK N.A.,
as Administrative Agent, Collateral Agent,
Sole Lead Arranger and Bookrunner

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

Exhibits

Exhibit A	-	Form of Assignment
Exhibit B-1	-	Form of Request for Equipment Loan Borrowing
Exhibit B-2	-	Form of Request for Working Capital Loan Borrowing
Exhibit C	-	Form of Compliance Certificate

Schedules

Schedule I	-	Commitments
Schedule II	-	Lender Addresses for Notice
Schedule 1.1	-	Immaterial Subsidiaries
Schedule 4.2	-	Consents and Approvals
Schedule 4.3	-	Group Members

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

This Third Amended and Restated Credit Agreement, dated as of July 7, 2016 (this “Agreement”), is entered into among Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., Rush Truck Centers of Ohio, Inc., Rush Truck Centers of Kansas, Inc., Rush Truck Centers of Missouri, Inc., Rush Truck Centers of Virginia Inc., Rush Truck Centers of Indiana Inc., Rush Truck Centers of Illinois Inc., Rush Truck Centers of Nevada, Inc. and Rush Truck Centers of Kentucky, Inc., each a Delaware corporation and Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Borrowers” and individually a “Borrower”), Rush Enterprises, Inc., a Texas corporation (“Holdings” or the “Borrower Representative”), the Lenders (as defined below) from time to time parties hereto and BMO Harris Bank N.A., as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree that the Second Amended and Restated Credit Agreement, dated as of September 15, 2015, by and among certain of the Borrowers, Holdings, certain of the Lenders and the Administrative Agent (as amended prior to the date hereof, the “Original Credit Agreement”) is amended and restated in its entirety as follows:

ARTICLE 1
Definitions, Interpretation and Accounting Terms

Section 1.1     Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account” has the meaning specified in Article 3.

“Acknowledgement of Purchaser” has the meaning specified in Section 2.10(g).

“Administrative Agent” has the meaning specified in preamble of this Agreement.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Allocable Amount” has the meaning specified in Section 12.7.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that is an Affiliate of such Lender.

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“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of Montreal” means Bank of Montreal, a Canadian chartered bank, together with its successors and assigns.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” has the meaning specified in Section 2.15(c).

“Base Rate Loan” has the meaning specified in Section 2.15(c).

“BHB” means BMO Harris Bank N.A. together with its successors and assigns.

“Borrower” has the meaning specified in preamble of this Agreement.

“Borrower Representative” has the meaning specified in preamble of this Agreement.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any LIBOR Rate or LIBOR Rate Loan or any funding, conversion, continuation or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

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“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States and (f) CDARS, if the amount so invested is unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America); provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Change of Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Date), other than Permitted Investors, of Stock representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Stock of Borrower Representative, (b) the occupation of a majority of the seats on the board of directors of Borrower Representative by Persons who were not directors on the Restatement Date and were neither (i) nominated by the board of directors of Borrower Representative nor (ii) appointed by directors so nominated, or (c) Borrower Representative ceases, directly or indirectly, to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding Voting Stock and Stock Equivalents of each Borrower on a fully diluted basis (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security). For purposes of this definition, Permitted Investors shall mean W. Marvin Rush, W.M. “Rusty” Rush, Robin Rush, Barbara Rush, Michael McRoberts, James Thor, Martin A. Naegelin, Scott Anderson, Derrek Weaver, Steven Keller, Corey Lowe and Rich Ryan and any other Person whose Stock is controlled by any one or more of the foregoing.

“Closing Date” means December 31, 2010.

“Code” means the U.S. Internal Revenue Code of 1986.

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RUSH ENTERPRISES, INC.

“Collateral” has the meaning specified in Article 3.

“Collateral Amount Financed” has the meaning specified in Section 2.10(a).

“Commitment” means a Commitment A or a Commitment B, as the case may be, and “Commitments” means, collectively all Commitments A and Commitments B.

“Commitment A” means, with respect to each Lender, the commitment of such Lender to make Revolving A Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment A” as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Commitments A on the Restatement Date equals $775,000,000.

“Commitment B” means, with respect to each Lender, the commitment of such Lender to make Revolving B Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment B” as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. The aggregate amount of the Commitments B on the Restatement Date equals $100,000,000.

“Commitment Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Company Vehicles” means all trucks, trailers, tractors, vans, cars, pick-up trucks and other vehicles, wherever located, in each case, owned and utilized by the Borrowers in the normal course of business and not constituting Inventory.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Adjusted EBITDAR” means, for any period, (a) the Consolidated Net Income of Holdings and its Subsidiaries for such period plus (b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal, state or local income taxes or other taxes measured by net income, (ii) Consolidated Interest Expense, (iii) any loss from extraordinary items, (iv) any depreciation and amortization expense, (v) any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) alternative fuel vehicle tax credits earned by Holdings and its Subsidiaries in respect of such period, and (viii) all rent expense for real property (land and buildings) of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal, state or local income taxes or other taxes measured by net income, (ii) any gain from extraordinary items, (iii) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (v) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated Adjusted EBITDAR of such Person pursuant to clause (b)(vi) above in any prior period.

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“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDAR for such period, minus Capital Expenditures of such Person for such period (excluding Capital Expenditures financed with Indebtedness or Stock) to (b) the Consolidated Fixed Charges of such Person for such period.

“Consolidated Fixed Charges” means, for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Interest Expense of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, (b) the aggregate amount of principal payments (whether scheduled or unscheduled) on Indebtedness of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, but excluding any balloon or “lump sum” principal payments that are re-financed or rolled over with other Indebtedness, (c) all rent expense for real property (land and buildings) of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, (d) the total liability for United States federal, state and local income taxes and other taxes measured by net income actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period and (e) all cash Restricted Payments paid or payable by Holdings and its Subsidiaries on Stock in respect of such period to Persons other than Holdings and its Subsidiaries.

“Consolidated Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated total liabilities of Holdings and its Subsidiaries determined in accordance with GAAP as of such date to (b) Consolidated Net Worth as of such date.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Worth” means, as of any date, total shareholders' equity of Holdings as of such date.

“Consolidated Tangible Net Worth” means, as of any date, (i) Consolidated Net Worth, less (ii) the value of all assets of Holdings and its Subsidiaries which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

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RUSH ENTERPRISES, INC.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Credit Exposure”, of any Lender at any time, means the outstanding principal amount of all Loans owing to such Lender, plus any participations in Swing Loans purchased by such Lender hereunder.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both would become an Event of Default.

“Delayed Payment Privilege” has the meaning specified in Section 2.10(a).

“Delayed Payment Privilege Collateral” has the meaning specified in Section 2.10(a).

“Delayed Payment Privilege Request” has the meaning specified in Section 2.10(c).

“Delivery Schedule” has the meaning specified in Section 2.10(e).

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the credit facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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RUSH ENTERPRISES, INC.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Entity” has the meaning specified in Section 11.20.

“E-System” means any electronic system, including COMS® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.1.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” means, for any period, the greater of (x) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion and (y) zero.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Ford Motor Credit Financing” shall mean any financing of Inventory manufactured by Ford Motor Company obtained by any Borrower from Ford Motor Credit Company LLC or its Affiliates.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formula Revolver Agent” means the administrative agent and collateral agent under any Formula Revolver Loan Agreement.

“Formula Revolver Debt” means the loans and other Indebtedness outstanding under the Formula Revolver Loan Agreement from time to time.

“Formula Revolver Loan Agreement” means any loan or credit agreement (other than any Loan Document) entered into by the Borrowers following the date hereof pursuant to which the Formula Revolver Agent and the other lenders party thereto make loans and/or other extensions of credit to the Borrowers based on a borrowing base.

“Formula Revolver Loan Documents” means the Formula Revolver Loan Agreement and each note, security agreement, mortgage or other document executed in connection with the Formula Revolver Loan Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, Holdings and its Subsidiaries.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally-recognized independent registered certified public accountants acceptable to the Administrative Agent.

“Guarantor” means each Person that guarantees the Obligations.

“Guarantor Payment” has the meaning specified in Section 12.7.

“Guaranteed Obligations” has the meaning specified in Section 12.1.

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RUSH ENTERPRISES, INC.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business, (y) product warranties given in the ordinary course of business and (z) guarantees by a Borrower of liabilities and other obligations of any other Borrower. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Holdings” has the meaning specified in preamble of this Agreement.

“Immaterial Subsidiaries” means Subsidiaries of Holdings that do not own or operate and are not otherwise engaged in truck dealerships. As of the Restatement Date, the Immaterial Subsidiaries are set forth on Schedule 1.1.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any swap agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item or (y) any such item is secured by a Lien on such Person’s property.

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“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Intercreditor Agreement” means an intercreditor agreement between the Administrative Agent and the Formula Revolver Agent to be entered into on or following the Restatement Date and containing terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

“Inventory” means all present and future vehicle inventory (as defined in the UCC), including trailers and glider kits, of the Borrowers.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lender” means, collectively, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender”, (b) from time to time becomes a party hereto by execution of an Assignment, together with its successors, or (c) is a Working Capital Lender or Swingline Lender hereunder.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means, for each calendar month, the greater of (a) zero and (b) (i) the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “Libor, 3 month” rate on the last business day of the immediately preceding calendar month, or (ii) if the interest rate specified in clause (i) is not published or available, the offered rate per annum for deposits of Dollars for a period of three months that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days prior to the first day in such calendar month, or (iii) if the interest rate specified in clauses (i) and (ii) is not published or available, the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period for the applicable principal amount on such date of determination.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Loan” means any loan made or deemed made by any Lender or Swingline Lender hereunder, including, without limitation, Revolving Loans, Swing Loans and Working Capital Loans.

“Loan Documents” means, collectively, (i) this Agreement and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to this Agreement or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing, and (ii) the Intercreditor Agreement.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Maximum Lawful Rate” has the meaning specified in Section 2.9.

“Minimum Consolidated Net Worth” means, (i) with respect to any Fiscal Quarter ending on or prior to March 31, 2016, $537,244,000 and (ii) with respect to any Fiscal Quarter ending after March 31, 2016, the sum of (A) the Minimum Consolidated Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of Consolidated Net Income for Holdings and its Subsidiaries with respect to the current Fiscal Quarter and (2) zero. For example, if the Consolidated Net Income for Holdings and its Subsidiaries for the Fiscal Quarter ending June 30, 2016 is $1,000,000, the Minimum Consolidated Net Worth for the Fiscal Quarter ending June 30, 2016 will be $537,744,000 (i.e., the Minimum Consolidated Net Worth for the Fiscal Quarter ending March 31, 2016 ($537,244,000) plus 50% of $1,000,000).

“Minimum Consolidated Tangible Net Worth” means, (i) with respect to any Fiscal Quarter ending on or prior to March 31, 2016, $355,038,500 and (ii) with respect to any Fiscal Quarter ending after March 31, 2016, the sum of (A) the Minimum Consolidated Tangible Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of Consolidated Net Income for Holdings and its Subsidiaries with respect to the current Fiscal Quarter and (2) zero. For example, if the Consolidated Net Income for Holdings and its Subsidiaries for the Fiscal Quarter ending June 30, 2016 is $1,000,000, the Minimum Consolidated Tangible Net Worth for the Fiscal Quarter ending June 30, 2016 will be $355,538,500 (i.e., the Minimum Consolidated Tangible Net Worth for the Fiscal Quarter ending March 31, 2016 ($355,038,500) plus 50% of $1,000,000).

“Moody’s” means Moody’s Investors Service, Inc.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Net Equipment Loans” means, at any time, (i) (A) the aggregate principal amount of Revolving Loans made by the Lenders pursuant to Section 2.1(a) plus (B) the aggregate principal amount of Swing Loans made by the Swingline Lender pursuant to Section 2.1(b), minus (ii) all repayments of principal of the Revolving Loans and Swing Loans made by the Borrowers pursuant to this Agreement, including without limitation all voluntary prepayments of Revolving Loans and Swing Loans pursuant to Section 2.7.

“New Equipment Curtailment Payment” has the meaning specified in Section 2.6(b).

“New Equipment Loan” means a Loan to purchase new Inventory not previously used or sold at retail.

“New Equipment Loan Sublimit” means $875,000,000 minus the amount of any outstanding Used Equipment Loans.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Administrative Agent has not received a revocation in writing), to the Borrower Representative, the Administrative Agent or any Lender or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public announcement relates to such Lender’s obligation to fund a loan hereunder or under such other credit facilities and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically stated in such writing or public announcement) cannot be satisfied), (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action and for clause (d), the Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, or any participant arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is a Borrower all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document. For the avoidance of doubt, the “Obligations” do not include any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Original Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Other A Lenders” has the meaning specified in Section 2.4.

“Other B Lenders” has the meaning specified in Section 2.4.

“Other Lenders” has the meaning specified in Section 2.4.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Parts Inventory” means inventory (as defined in the UCC) of the Borrowers consisting of parts and accessories.

“Peg Balance” means $25,000,000, or such other amount as determined by the Swingline Lender in its sole discretion; provided, that the Peg Balance shall not exceed $25,000,000 without the consent of the Required Lenders.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Transferee” means any Affiliate of BHB or Bank of Montreal; provided, that such Person shall constitute a Permitted Transferee only if such Person, or its direct or indirect parent, is a bank with assets greater than or equal to $500,000,000,000 and a public corporate credit rating of at least “A” from S&P or a public corporate family rating of at least “A-2” from Moody’s.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Processing Fee” has the meaning specified in Section 2.5(c).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Pro Forma Transaction” means any transaction consummated as part of any acquisition of all or substantially all of the assets or stock of any Person by the Borrower Representative or any Subsidiary of the Borrower Representative, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to the Commitment A of such Lender, the percentage obtained by dividing (i) such Commitment A of such Lender at such time or, if the Commitments A have terminated, the Revolving A Loans and participations in Swing Loans (to the extent such Swing Loans may be refinanced with Revolving A Loans pursuant to Section 2.3) held by such Lender at such time by (ii) the Commitments A of all Lenders at such time or, if the Commitments A have terminated, all Revolving A Loans and such participations in Swing Loans outstanding at such time, (b) with respect to the Commitment B of such Lender, the percentage obtained by dividing (i) such Commitment B of such Lender at such time or, if the Commitments B have terminated, the Revolving B Loans and participations in Swing Loans (to the extent such Swing Loans may be refinanced with Revolving B Loans pursuant to Section 2.3) held by such Lender at such time by (ii) the Commitments B of all Lenders at such time or, if the Commitments B have terminated, all Revolving B and such participations in Swing Loans outstanding at such time, and (c) with respect to all Commitments of such Lender, the percentage obtained by dividing (i) the Commitments of such Lender at such time or, if the Commitments have terminated, the Revolving Loans and participations in Swing Loans held by such Lender at such time by (ii) the Commitments of all Lenders at such time or, if the Commitments have terminated, all Revolving Loans and participations in Swing Loans outstanding at such time; provided, however, that, if there are no Commitments and no Loans outstanding, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Purchasing Lender” has the meaning specified in Section 11.25.

“Register” has the meaning specified in Section 2.14(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Required Lenders” means, at any time, Lenders having at such time in excess of 75% of the sum of the aggregate Commitments (or, if such Commitments are terminated, the sum of the outstanding Loans) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender; provided, that, for purposes of determining Required Lenders hereunder, the principal amount of Swing Loans outstanding shall be deemed to be allocated among the Revolving Lenders based on their respective Pro Rata Shares of the applicable Commitments that would refinance such Swing Loans if refinanced at such time in accordance with Section 2.3; provided, further, that, so long as there are three or more Lenders party hereto (excluding any Non-Funding Lenders), considering any Lender and its Affiliates as a single Lender, Required Lenders shall include at least three Lenders; provided, further, that, if there are only two Lenders party hereto (excluding any Non-Funding Lenders), considering any Lender and its Affiliates as a single Lender, Required Lenders shall include both Lenders.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Required Revolving A Lenders” means, at any time, Lenders having at such time at least a majority of the sum of the aggregate Commitments A (or, if such Commitments are terminated, the sum of the outstanding Revolving A Loans) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender; provided, that, for purposes of determining Required Revolving A Lenders hereunder, the principal amount of Swing Loans (if any that may be refinanced with Revolving A Loans pursuant to Section 2.3) outstanding shall be deemed to be allocated among the Revolving A Lenders based on their respective Pro Rata Shares of Commitments A.

“Required Revolving B Lenders” means, at any time, Lenders having at such time at least a majority of the sum of the aggregate Commitments B (or, if such Commitments are terminated, the sum of the outstanding Revolving B Loans) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender; provided, that, for purposes of determining Required Revolving B Lenders hereunder, the principal amount of Swing Loans (if any that may be refinanced with Revolving B Loans pursuant to Section 2.3) outstanding shall be deemed to be allocated among the Revolving B Lenders based on their respective Pro Rata Shares of Commitments B.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the documents delivered pursuant to Section 6.1(e) and documents delivered on the Restatement Date, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restatement Date” means July 7, 2016.

“Restricted Payment” means any dividend, return of capital, or distribution in cash or Stock or Stock Equivalent of Holdings or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent.

“Revolving A Exposure” of any Lender at any time, means the outstanding principal amount of all Revolving A Loans owing to such Lender, plus any participations in Swing Loans purchased by such Lender hereunder to the extent such Swing Loans may be refinanced with Revolving A Loans pursuant to Section 2.3. With respect to any determination of “Revolving A Exposure” required by Sections 2.1 or 2.3, “Revolving A Exposure” shall be calculated without giving effect to any prepayment of the Revolving A Loans pursuant to Section 2.7.

“Revolving A Lender” means a Lender with a Commitment A.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Revolving A Loans” has the meaning specified in Section 2.1(a).

“Revolving B Exposure” of any Lender at any time, means the outstanding principal amount of all Revolving B Loans owing to such Lender, plus any participations in Swing Loans purchased by such Lender hereunder to the extent such Swing Loans may be refinanced with Revolving B Loans pursuant to Section 2.3. With respect to any determination of “Revolving B Exposure” required by Sections 2.1 or 2.3, “Revolving B Exposure” shall be calculated without giving effect to any prepayment of the Revolving B Loans pursuant to Section 2.7.

“Revolving B Lender” means a Lender with a Commitment B.

“Revolving B Loans” has the meaning specified in Section 2.1(a).

“Revolving Loans” means, collectively, the Revolving A Loans and the Revolving B Loans.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Scheduled Termination Date” means June 30, 2019.

“Secured Parties” means the Lenders, the Administrative Agent and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Selling Lender” has the meaning specified in Section 11.25.

“Settlement Date” means the 10th and 22nd day of each calendar month, or if such day is not a Business Day, the immediately following Business Day.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“Swingline Lender” means BHB and its successors and assigns.

“Swing Loans” has the meaning specified in Section 2.1(b).

“Tax Affiliate” means, (a) Holdings, the Borrowers and their Subsidiaries and (b) any Affiliate of Holdings with which the Holdings files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Total Equipment Loans” means, at any time, (i) (A) the aggregate principal amount of Revolving Loans made by the Lenders pursuant to Section 2.1(a) plus (B) the aggregate principal amount of Swing Loans made by the Swingline Lender pursuant to Section 2.1(b), minus (ii) all repayments of principal of the Revolving Loans and Swing Loans made by the Borrowers pursuant to this Agreement, including any payments deemed to have been made to Total Equipment Loans pursuant to Section 2.13(e), but excluding any voluntary prepayments of principal pursuant to Section 2.7.

“Total Loans” means, at any time, (i) the Net Equipment Loans, plus (ii) the aggregate outstanding Working Capital Loans at such time.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

“United States” means the United States of America.

“Used Equipment Curtailment Payment” has the meaning specified in Section 2.6(c).

“Used Equipment Loan” means a Loan to purchase Inventory previously used or sold at retail.

“Used Equipment Loan Sublimit” means $150,000,000.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Working Capital Lender” means BHB and its successors and assigns.

“Working Capital Loan” has the meaning specified in Section 2.1(c).

“Working Capital Subfacility Amount” means, at any time, the lesser of (x) the amount by which the Total Equipment Loans exceeds the Net Equipment Loans and (y) $227,000,000.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2     UCC Terms. The following terms have the meanings given to them in the applicable UCC: “account”, “chattel paper”, “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “documents”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3     Accounting Terms and Principles. (a) GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article 5 or Article 8 unless the Borrowers, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 5 and Article 8 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” Notwithstanding the foregoing, any lease that would be characterized as an operating lease in accordance with GAAP on December 31, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following such date (or the implementation or effectiveness of any change in GAAP following such date) that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

(b)     Pro Forma. All components of financial calculations made to determine compliance with Article 5 shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers based on assumptions expressed therein and that were reasonable based on the information available to the Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4     Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)     Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

ARTICLE 2
REVOLVING CREDIT FACILITY

Section 2.1     The Revolving Credit Facility.

(a)     (i) On the terms and subject to the conditions contained in this Agreement, each Revolving A Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving A Loan”) to the Borrowers from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date for the purpose of acquiring Inventory from the manufacturers and distributors of such Inventory or to refinance Swing Loans as contemplated in this Agreement; provided, however, that at no time shall any Revolving A Lender be obligated to make any Revolving A Loan if after giving effect thereto, (A) the Revolving A Exposure of such Lender would exceed such Lender’s Commitment A, (B) either the Total Loans or the Total Equipment Loans would exceed the aggregate Commitments, (C) the aggregate New Equipment Loans would exceed the New Equipment Loan Sublimit, (D) the aggregate Used Equipment Loans would exceed the Used Equipment Loan Sublimit or (E) a Default shall exist; provided, further, that, except as provided in Section 2.3, at no time shall any Revolving A Lender be required to make any Revolving A Loan unless the Administrative Agent, in its sole discretion, has approved any request for Borrowing submitted by the Borrower Representative.

(ii)     On the terms and subject to the conditions contained in this Agreement, each Revolving B Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving B Loan”) to the Borrowers from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date for the purpose of acquiring Inventory from the manufacturers and distributors of such Inventory or to refinance Swing Loans as contemplated in this Agreement; provided, however, that at no time shall any Revolving B Lender be obligated to make any Revolving B Loan if after giving effect thereto, (A) the Revolving A Exposure of all Revolving A Lenders other than the Working Capital Lenders would be less than the Commitments A of such Revolving A Lenders, (B) the Revolving B Exposure of such Lender would exceed such Lender’s Commitment B, (C) either the Total Loans or the Total Equipment Loans would exceed the aggregate Commitments, (D) the aggregate New Equipment Loans would exceed the New Equipment Loan Sublimit, (E) the aggregate Used Equipment Loans would exceed the Used Equipment Loan Sublimit, or (F) a Default shall exist; provided, further, that, except as provided in Section 2.3, at no time shall any Revolving B Lender be required to make any Revolving B Loan unless the Administrative Agent, in its sole discretion, has approved any request for Borrowing submitted by the Borrower Representative.

(iii)     Subject to the foregoing, the obligation of each Lender to make its Revolving Loans shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Administrative Agent, any Borrower or any other Person, and (B) any adverse change in the condition (financial or otherwise) of any Loan Party. Subject to the terms and conditions of this Agreement and within the limits set forth in this clause (a), amounts of Loans repaid may be reborrowed under this Section 2.1.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

(b)     At the election of the Swingline Lender, the Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Swing Loan”) available to the Borrowers from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date for the purpose of acquiring Inventory from the manufacturers and distributors of such Inventory; provided, however, that the Swingline Lender may not make any Swing Loan to the extent that after giving effect to such Swing Loan, (i) (A) the aggregate Revolving A Exposure of all Revolving A Lenders would exceed the aggregate Commitments A or (B) the aggregate Revolving B Exposure of all Revolving B Lenders would exceed the aggregate Commitments B, (ii) either the Total Loans or the Total Equipment Loans would exceed the aggregate Commitments, (iii) the aggregate New Equipment Loans would exceed the New Equipment Loan Sublimit, (iv) the aggregate Used Equipment Loans would exceed the Used Equipment Loan Sublimit, or (v) a Default shall exist; provided, further, that at no time shall the Swingline Lender make any Swing Loan unless the Administrative Agent, in its sole discretion, has approved any request for Borrowing submitted by the Borrower Representative. Subject to the terms and conditions of this Agreement and within the limits set forth in this clause (b), amounts of Swing Loans repaid may be reborrowed under this clause (b). Notwithstanding the foregoing, the Swingline Lender shall not make any Swing Loan if at least two (2) Business Days prior to such date, the Swingline Lender shall have received written notice from any Revolving Lender or the Administrative Agent that Swing Loans should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Swingline Lender may make Swing Loans from the earlier of (i) the date that Revolving Lenders having at such time in excess of 80% of the sum of the aggregate Commitments (or, if such Commitments are terminated, the sum of the outstanding Revolving Loans) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender, authorize the Swingline Lender to continue to make Swing Loans; provided, that, for purposes of determining outstanding Loans for the calculations in this sentence, the principal amount of Swing Loans outstanding shall be deemed to be allocated among the Revolving Lenders based on their respective Pro Rata Shares of the applicable Commitment that would refinance such Swing Loans if such Swing Loans were refinanced at such time; provided, further, that, so long as there is more than one Revolving Lender party hereto, the authorization of at least two Revolving Lenders, considering any Revolving Lender and its affiliates as a single Revolving Lender, shall be required to authorize the Swingline Lender to continue funding Swing Loans, and (ii) the date that such Default or Event of Default is waived in accordance with the terms hereof.

(c)     So long as no Default or Event of Default has occurred and is continuing, the Working Capital Lenders will make loans in Dollars (each a “Working Capital Loan”) available to the Borrowers from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date for working capital and other general corporate purposes; provided, however, that the Working Capital Lenders may not make any Working Capital Loan to the extent that, after giving effect to such Working Capital Loan, (x) the aggregate outstanding Working Capital Loans would exceed the Working Capital Subfacility Amount or (y) the Total Loans would exceed the aggregate Commitments. Subject to the terms and conditions of this Agreement and within the limits set forth in this clause (c), amounts of Working Capital Loans repaid may be reborrowed under this clause (c). Working Capital Loans shall be deemed to be outstanding under the Commitments A, to the extent that the aggregate outstanding Revolving A Loans and Swing Loans of Lenders that are also Working Capital Lenders are less than the aggregate Commitments A of such Lenders and otherwise shall be deemed to be outstanding under the Commitments B.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

Section 2.2     Borrowing Procedures. (a) Request for Equipment Loans. Except as the Administrative Agent may permit through its E-Systems, each request for a Borrowing of New Equipment Loans or Used Equipment Loans shall be made in writing by the Borrower Representative to the Administrative Agent not later than 10:00 a.m. on the first Business Day prior to the proposed Borrowing (except with respect to a Borrowing of Swing Loans for which notice shall be made no later than 10:00 a.m. on the same Business Day) in substantially the form of Exhibit B-1 (a “Request for Equipment Borrowing”), duly completed, with such Request for Equipment Borrowing. Each Request for Equipment Borrowing with respect to a New Equipment Loan shall attach copies of the invoices to be paid with the proceeds of such Loan unless such invoices have previously been electronically submitted to the Administrative Agent. Each Request for Equipment Borrowing with respect to a Used Equipment Loan shall describe the used equipment to be purchased and the purchase price therefor, and shall attach copies of the certificates of title of the Inventory to be purchased with the proceeds of such Loan. The Administrative Agent is authorized to pay on behalf of any Borrower any invoices, or any electronic remittance advice, presented to the Administrative Agent from time to time that evidences the sale by a manufacturer or distributor of one or more items of Inventory. The Administrative Agent shall promptly determine in its sole discretion whether or not any Loans will be made in response to such Request for Equipment Borrowing, and will provide the Borrower Representative prompt notice of such determination. If the Administrative Agent approves such Request for Equipment Borrowing, it shall determine in its sole discretion whether such Request for Equipment Borrowing will be funded with Revolving A Loans (in which case it shall promptly notify the Revolving A Lenders of the details thereof), with Swing Loans (in which case it shall promptly notify the Swingline Lender of the details thereof) or with Revolving B Loans (in which case it shall promptly notify the Revolving B Lenders of the details thereof). Each submission of a Request for Equipment Borrowing by the Borrower Representative or any Borrower shall constitute a representation and warranty by the Borrower Representative that (i) the representations and warranties set forth in Article 4 of this Agreement and elsewhere in the Loan Documents are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date; and (ii) no Default is continuing.

(b)     Notice to Swingline Lender. Upon receipt of notice from the Administrative Agent to fund a Request for Equipment Borrowing with Swing Loans subject to paragraph (a) above, and subject to the terms of this Agreement, the Swingline Lender will make a Swing Loan available to the Borrowers by making the proceeds thereof available to the applicable Borrower, to Administrative Agent (for further application to the applicable Borrower) or to directly pay any electronic remittance advice or invoices that are the subject of such Request for Equipment Borrowing.

(c)     Notice to Each Revolving Lender.

(i)     Upon receipt of notice from the Administrative Agent to fund a Request for Equipment Borrowing with Revolving A Loans subject to paragraph (a) above, and subject to the terms of this Agreement, each Revolving A Lender shall, before 10:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Revolving A Lender’s Pro Rata Share (based upon its Commitment A) of such proposed Borrowing (adjusted in accordance with Section 2.1(a)), and in turn, the Administrative Agent shall promptly make such funds available to the applicable Borrower or to directly pay any electronic remittance advice or invoices that are the subject of such Request for Equipment Borrowing.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

(ii)     Upon receipt of notice from the Administrative Agent to fund a Request for Equipment Borrowing with Revolving B Loans subject to paragraph (a) above, and subject to the terms of this Agreement, each Revolving B Lender shall, before 10:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Revolving B Lender’s Pro Rata Share (based upon its Commitment B) of such proposed Borrowing (adjusted in accordance with Section 2.1(a)), and in turn, the Administrative Agent shall promptly make such funds available to the applicable Borrower or to directly pay any electronic remittance advice or invoices that are the subject of such Request for Equipment Borrowing.

(d)     Request for Working Capital Loans. Each request for a Borrowing of Working Capital Loans shall be made in writing by the Borrower Representative to the Administrative Agent not later than 11:00 a.m. on (x) the third Business Day prior to the date of the proposed Borrowing if the proposed Borrowing is equal to or greater than $20,000,000 and (y) on the first Business Day prior to the date of the proposed Borrowing if the proposed Borrowing is less than $20,000,000, in substantially the form of Exhibit B-2 (a “Request for Working Capital Borrowing”), duly completed. The Administrative Agent shall promptly determine in its sole discretion whether or not any Loans will be made in response to such Request for Working Capital Borrowing, and the Administrative Agent will provide the Borrower Representative and the Working Capital Lenders with prompt notice of such determination.

(e)     Notice to Each Working Capital Lender. Upon receipt of notice from the Administrative Agent to fund a Request for Working Capital Borrowing with Working Capital Loans subject to clause (d) above, and subject to the terms of this Agreement, each Working Capital Lender shall, before 10:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Working Capital Lender’s ratable share of such proposed Borrowing based upon its Commitments, and in turn, the Administrative Agent shall promptly make such funds available to the applicable Borrower.

(f)     Non-Funding Lenders.

(i)     Non-Funding Lenders Responsibility. Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Swing Loan that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article 2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount; provided, that nothing herein or in any other Loan Document shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender. The Borrowers agree to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrowers had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrowers or the Swingline Lender. The failure of a Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it or to make any other payment required to be made by it under the Loan Documents, in each case on the date specified therefore, shall not relieve any other Lender of its obligations to make such loan, fund the purchase of such participation or make any other such payment under any Loan Document on such date, but neither the Administrative Agent nor, other than as expressly set forth herein, any Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required under any Loan Document.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

(ii)     Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s reimbursement obligations with respect to Swing Loans shall, at the Administrative Agent’s election at any time or upon Swingline Lender’s written request delivered to the Administrative Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders in accordance with their Pro Rata Share of the Commitments (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately); provided, that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause (x) such Revolving Lender’s Revolving A Exposure to exceed its Commitment A or (y) such Revolving Lender’s Revolving B Exposure to exceed its Commitment B, and any such amounts in excess of such Revolving Lender’s availability under its Commitments shall be reallocated as Working Capital Loans ratably to the Working Capital Lenders to the extent of availability under the Commitments of such Working Capital Lenders.

(iii)     Voting Rights. Notwithstanding anything herein to the contrary, including Section 11.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans or Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any Loan Document; provided, that (A) the Commitments of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case without the consent of such Non-Funding Lender. For the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

Section 2.3     Refinancing Swing Loans.

(a)     The Swingline Lender may at any time, and shall at least one Business Day prior to each Settlement Date, forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Pro Rata Share of the outstanding Swing Loans to be refinanced pursuant to this Section 2.3(a) (as such Revolving Lender’s Pro Rata Share of the outstanding amount of the Swing Loans may be increased pursuant to Section 2.2(f)(ii)); provided, that on each Settlement Date the amount of Swing Loans to be refinanced shall be equal to the excess of the aggregate outstanding principal amount of the Swing Loans over the Peg Balance. Each Revolving Lender shall pay such Pro Rata Share of the amount of outstanding Swing Loans to be refinanced to the Administrative Agent for the account of the Swingline Lender. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 9.1(e)), such Revolving Lender shall be deemed to have made a Revolving Loan to the applicable Borrowers, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the applicable Borrowers shall be deemed to have used to refinance such portion of the Swing Loans. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 9.1(e), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Revolving Lender’s Pro Rata Share of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Revolving Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (a) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Revolving Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion. The Swingline Lender shall be entitled to offset amounts owed by the Revolving Lenders pursuant to this Section 2.3(a) against payments to be made to the Revolving Lenders on such Settlement Date. Notwithstanding anything set forth above, to the extent that there is insufficient availability under the applicable Commitment of any Revolving Lender to fund its entire Pro Rata Share of any requested new Revolving Loan or any requested purchase in any Swing Loan, such Revolving Lender’s Pro Rata Share of such requested new Revolving Loan and its interest in any Swing Loan that cannot be funded shall be reduced to the extent such Revolving Loan or purchase of an interest in Swing Loans will result in such Revolving Lender’s Revolving A Exposure being equal to (and not in excess of) its Commitment A or such Revolving Lender’s Revolving B Exposure being equal to (and not in excess of) its Commitment B, as applicable, and the remaining portion of such Revolving Loan or purchase of an interest in such Swing Loans shall be funded ratably by the Working Capital Lenders.

(b)     Swing Loans refinanced pursuant to Section 2.3(a) shall be funded first from Revolving A Loans unless and until the aggregate Total Equipment Loans funded under the Commitments A equals the aggregate Commitments A and thereafter from Revolving B Loans.

(c)     Obligation to Fund Absolute. Each Lender’s obligations pursuant to clause (a) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender or any other Person, and (B) any adverse change in the condition (financial or otherwise) of any Loan Party.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

Section 2.4     Reallocation of Loans. Upon the acceleration of the Loans, the foreclosure on any Liens securing the Obligations, the exercise of any other contractual remedies granted under the Loan Documents by the Administrative Agent or any Lenders or the occurrence of an Event of Default pursuant to Section 9.1(e), (x) to the extent that the outstanding Revolving A Exposure of each Revolving A Lender is not equal to its Pro Rata Share of the Commitments A, the Working Capital Lenders shall be deemed to have purchased ratably from all other Revolving A Lenders (the “Other A Lenders”), without recourse or warranty, a portion of the Revolving A Loans and participations in Swing Loans held by the Other A Lenders (or to the extent not permitted by law, an undivided interest and participation in the Revolving A Loans and participations in Swing Loans held by the Other A Lenders) to the extent necessary such that the Revolving A Loans are held ratably by all Revolving A Lenders and the participations in Swing Loans are held ratably by all Revolving A Lenders in accordance with portion of the outstanding Swing Loans that each Revolving A Lender could be required to refinance under Section 2.3 absent such Event of Default and (y) to the extent that the outstanding Revolving B Exposure of each Revolving B Lender is not equal to its Pro Rata Share of the Commitments B, the Working Capital Lenders shall be deemed to have purchased ratably from all other Revolving B Lenders (the “Other B Lenders”), without recourse or warranty, a portion of the Revolving B Loans held by the Other B Lenders (or to the extent not permitted by law, an undivided interest and participation in the Revolving B Loans held by the Other B Lenders) to the extent necessary such that the Revolving B Loans are held ratably by all Revolving B Lenders. Upon receipt by any Other Lender of any payment with respect to any portion of the Revolving Loans or participations in Swing Loans sold or participated out to the Working Capital Lenders pursuant to this Section 2.4, such Other Lender shall promptly pay over to such Working Capital Lender all payments of principal, interest and fees received by such Other Lender with respect to such portion.

Section 2.5     Reduction and Termination of the Commitments.

(a)     Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Commitments in their entirety (but not in part); provided, that the Borrowers repay the outstanding principal balance of all Loans, together with all accrued fees and interest thereon and the Prepayment Processing Fee payable pursuant to Section 2.5(c).

(b)     Mandatory. All outstanding Commitments shall terminate on the earlier of (i) the Scheduled Termination Date and (ii) the date 360 days after the Administrative Agent elects to terminate the Commitments by delivering written notice thereof to the Borrower Representative and the Lenders. For the avoidance of doubt, the 360 day period contemplated by this Section 2.5(b) shall not apply to the termination of Commitments pursuant to Section 9.2.

(c)     Prepayment Processing Fee. If (i) any Borrower allows another finance source to finance any Inventory, (ii) the Borrowers terminate the Commitments pursuant to Section 2.5(a) or (iii) the Administrative Agent terminates this Agreement pursuant to Section 9.2 when any Event of Default has occurred and is continuing, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, an amount (the “Prepayment Processing Fee”) equal to (a) 2.00% of the aggregate Commitments if such financing or termination above occurs on or before January 1, 2018, (b) 1.00% of the aggregate Commitments if such financing or termination occurs after January 1, 2018, and on or prior to July 1, 2018, and (c) $500,000 if such financing or termination occurs after July 1, 2018 and prior to the Scheduled Termination Date. Notwithstanding the foregoing, the Borrowers shall not be required to pay any Prepayment Processing Fee (i) as a result of any Borrower financing Inventory for a limited period of time (not to exceed 180 days) with interest-free floor plan financing arranged or offered by the manufacturer of such Inventory, (ii) as a result of any Ford Motor Credit Financing, (iii) to the extent that the Borrower Representative has requested in writing that the Lenders increase the Commitments, the Lenders declined to do so and the aggregate Commitments are substantially fully funded, or (iv) to the extent the Borrower Representative terminates the Commitments within 90 days after any Person other than BHB or a Permitted Transferee becomes the Administrative Agent hereunder.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

Section 2.6     Repayment of Loans. (a) The Borrowers jointly and severally promise to repay the entire outstanding principal amount of all Loans on the earlier of (i) the Scheduled Termination Date and (ii) the date that is 360 days following the delivery by the Administrative Agent of a notice terminating the Commitments pursuant to Section 2.5(b).

(b)     New Equipment Curtailment Payments. Until each New Equipment Loan has been repaid in full, the Borrowers jointly and severally promise to make curtailment principal payments with respect to such New Equipment Loan in amounts equal to the original principal amount of each New Equipment Loan multiplied by the percentages set forth below (each such payment, a “New Equipment Curtailment Payment”):

DATE	AMOUNT

Date that is 12 months after the date of such New Equipment Loan	10%

Date that is 18 months after the date of such New Equipment Loan	5%

Date that is 24 months after the date of such New Equipment Loan and each monthly anniversary of the date of such New Equipment Loan thereafter	5%

Each New Equipment Curtailment Payment shall be accrued on the applicable date set forth in the table above and shall be due and payable on the fifteenth day after the date of the invoice setting forth such New Equipment Curtailment Payment. Each such New Equipment Curtailment Payment shall be deemed to reduce the principal amount of the related New Equipment Loan, and shall be applied to the Obligations in accordance with Section 2.12.

(c)     Used Equipment Curtailment Payments. Until each Used Equipment Loan has been repaid in full, the Borrowers jointly and severally promise to make curtailment principal payments with respect to such Used Equipment Loan in amounts equal to the original principal amount of such Used Equipment Loan multiplied by the percentages set forth below (each such payment, a “Used Equipment Curtailment Payment”):

DATE	AMOUNT

Date that is 12 months after the date of such Used Equipment Loan	10%

Date that is 15 months after the date of such Used Equipment Loan	10%

Date that is 18 months after the date of such Used Equipment Loan	10%

Date that is 19 months after the date of such Used Equipment Loan and each monthly anniversary of the date of such Used Equipment Loan thereafter	5%

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Each Used Equipment Curtailment Payment shall be accrued on the applicable date set forth in the table above and shall be due and payable on the fifteenth day after the date of the invoice setting forth such Used Equipment Curtailment Payment. Each such Used Equipment Curtailment Payment shall be deemed to reduce the principal amount of the related Used Equipment Loan, and shall be applied to the Obligations in accordance with Section 2.12.

Section 2.7     Optional Prepayments. The Borrowers may prepay the Revolving Loans and Swing Loans in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that (x) in no event shall the aggregate amount of partial prepayments exceed the aggregate Total Equipment Loans made by Lenders that are also Working Capital Lenders and (y) no Revolving A Loans may be prepaid in whole or in part if any Revolving B Loans made by the Working Capital Lenders are outstanding at such time. The Borrowers may prepay the Working Capital Loans in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment). All such partial prepayments shall be applied to the Obligations in accordance with Section 2.12, but shall not be deemed to reduce any New Equipment Loans or Used Equipment Loans. Notwithstanding the foregoing, no prepayment of the Loans with any proceeds of the Formula Revolver Debt shall be permitted.

Section 2.8     Mandatory Repayments.

(a)     Excess Outstandings. On any date on which the aggregate Revolving A Exposure exceeds the aggregate Commitments A, the Borrowers shall pay to the Administrative Agent an amount equal to such excess, allocated first to any Working Capital Loans outstanding under the Commitments A until paid in full, then to any outstanding Swing Loans (to the extent that such Swing Loans would be refinanced with Revolving A Loans pursuant to Section 2.3(a) if refinanced on such date) until paid in full, and then to any outstanding Revolving A Loans. On any date on which the aggregate Revolving B Exposure exceeds the aggregate Commitments B, the Borrowers shall pay to the Administrative Agent an amount equal to such excess, allocated first to any Working Capital Loans outstanding under the Commitments B until paid in full, second to any outstanding Swing Loans (to the extent that such Swing Loans would be refinanced with Revolving B Loans pursuant to Section 2.3(a) if refinanced on such date) and then to any outstanding Revolving B Loans. On any date on which the aggregate outstanding principal amount of the Working Capital Loans exceeds the Working Capital Subfacility Amount, the Borrowers shall pay to the Administrative Agent an amount equal to such excess, allocated first to any Working Capital Loans outstanding under the Commitments B until paid in full and then to any Working Capital Loans outstanding under the Commitments A until paid in full.

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(b)     Sale, Loss or Destruction of Inventory. Subject to the terms of Section 2.10, if any Inventory is Sold, the Borrowers shall pay or cause to be paid to the Administrative Agent an amount equal to the principal amount of the New Equipment Loan or Used Equipment Loan borrowed to purchase such Inventory (less any curtailment payments paid with respect to such New Equipment Loan or Used Equipment Loan pursuant to Section 2.6), together with all accrued and unpaid interest thereon, on the earlier of the date a Borrower receives payment for such item of Inventory or the date possession of such item of Inventory is delivered to the purchaser thereof, notwithstanding that the relevant purchase order or invoice may list an earlier date of sale. If any Inventory is lost or destroyed, the Borrowers shall pay or cause to be paid to the Administrative Agent an amount equal to the principal amount of the Loan or Loans borrowed to purchase such Inventory, together with all accrued and unpaid interest thereon, no later than thirty (30) Business Days after any Borrower obtains knowledge or notice of such loss or destruction.

(c)     Loss of Franchises. Upon the termination of any franchise at a particular location, the Administrative Agent may demand payment within thirty (30) days of all New Equipment Loans and Used Equipment Loans that relate to such franchise at that location. Upon the termination by a Governmental Authority of any license to operate as a motor vehicle dealer at a particular location, the Administrative Agent may demand payment within thirty (30) days of all New Equipment Loans and Used Equipment Loans related to Inventory at such location. Should the franchises representing more than twenty-five percent (25.0%) of the Total Equipment Loans to Borrowers by dollar volume be terminated or the licenses to operate a motor vehicle dealer at locations representing more than twenty-five percent (25.0%) of the Total Equipment Loans to Borrowers by dollar volume be terminated, the Administrative Agent may demand payment of all Loans then outstanding, in which event such Loans, together with all accrued but unpaid interest, shall be paid by the Borrowers no later than thirty (30) days after such demand.

Section 2.9     Interest; Fees. Interest Rate. Except as otherwise provided in clause (c) below, all Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full at a rate per annum equal to the sum of the LIBOR Rate plus 1.51% per annum.

(b)     Working Capital Fee. The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of the Working Capital Lenders, a fee on the actual daily amount by which the Total Equipment Loans exceeds the sum of (i) the Net Equipment Loans plus (ii) all outstanding Working Capital Loans, measured from the date hereof through the Scheduled Termination Date at a rate per annum equal to 0.16%, payable in arrears (x) on the last day of each calendar month and (y) on the Scheduled Termination Date.

(c)     Payments. Interest accrued shall be payable in arrears jointly and severally by the Borrowers to the Administrative Agent (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), and (B) within fifteen days after the date of any monthly invoice delivered by the Administrative Agent to the Borrower Representative setting forth the amount of interest due and payable, and (ii) if accrued on any other Obligation, on demand from any Lender after the time such Obligation is due and payable (whether by acceleration or otherwise). On the last day of each calendar month, the Administrative Agent shall pay to each Lender interest on the principal amount of the Loans and other Obligations owed to such Lender for the period of time for which such interest was paid by the Borrowers at a rate per annum equal to the sum of the LIBOR Rate plus 1.35%; provided, however, that in no event shall the amount due to any Lender exceed such Lender’s pro rata share (based upon the aggregate Credit Exposure of such Lender) of the interest received by the Administrative Agent from the Borrowers during such calendar month. The remaining interest shall be paid by the Administrative Agent to BHB for its own account on such Settlement Date, subject to the terms of any Assignment to which BHB is a party as an assignee Lender or assignor Lender.

THIRD Amended and restated credit Agreement

RUSH ENTERPRISES, INC.

(d)     Delinquency Charges. To the extent any charge or amount is due hereunder, and are not paid within 10 days of its due date, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a delinquency charge calculated thereon at the rate of 1½% per month for the period of delinquency or, at the Administrative Agent’s option, 5% of such past due amounts, provided that such delinquency charge is not prohibited by law, otherwise at the highest rate the Borrowers can legally obligate themselves to pay and/or the Administrative Agent or Lenders can legally collect (provided such delinquency charges may not exceed those set out herein).

(e)     Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

Section 2.10     Delayed Payment Privilege.

(a)     The Borrowers have requested the privilege of delaying payment of a Loan in the limited instances where Collateral is sold by a Borrower to a purchaser for whom both the Borrower Representative and the Administrative Agent have agreed to a delayed payment period (the “Delayed Payment Privilege”) and the portion of the purchase price for such Collateral (the “Collateral Amount Financed”) subject to such Delayed Payment Privilege. In no event shall the Collateral Amount Financed exceed $85,000,000 without the consent of the Required Lenders. Notwithstanding anything contained herein to the contrary, the Loan Parties acknowledge and agree that the Administrative Agent’s security interest in any and all vehicles sold to a customer subject to the Delayed Payment Privilege (the “Delayed Payment Privilege Collateral”), and in which event the full payment thereof by cash or on the basis of a properly perfected retail installment contract or other security agreement in favor of the Administrative Agent is not made contemporaneous with the delivery of such Collateral by the Borrowers, shall remain in full force and effect in such Delayed Payment Privilege Collateral and shall not be relinquished, extinguished, released or terminated as a consequence of such sale or delivery unless and until the payment is thereafter made directly to the Administrative Agent or jointly to the Borrowers and the Administrative Agent. Moreover, except as provided in this Section 2.10, Borrowers are expressly prohibited and shall not have any express, implied or apparent authority to sell, lease, transfer or otherwise dispose of any Delayed Payment Privilege Collateral. The terms of this Section 2.10 shall not be altered, modified, supplemented, qualified, waived or amended by reason of any agreement (unless in writing executed by the Borrowers and the Administrative Agent), or by the course of performance, course of dealing, or usage of trade by the Borrowers and the Administrative Agent or any of them.

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(b)     Reserved.

(c)     The Borrower Representative shall promptly, and in any event no less frequently than weekly, notify the Administrative Agent of each and every transaction in which the Borrower Representative has sold Collateral subject to a delayed payment period and, together with such notice shall provide information in reasonable detail on such Collateral, including the period of time for which the Delayed Payment Privilege is being requested. Such notification shall be made to the Administrative Agent in writing and on a form of the type and kind provided by the Administrative Agent from time to time (a “Delayed Payment Privilege Request”), duly completed. Upon receipt of a Delayed Payment Privilege Request from the Borrower Representative, the Administrative Agent shall notify the Borrower Representative within one Business Day if it does not consent to the grant of a Delayed Payment Privilege or needs additional information in order to evaluate the grant of a Delayed Payment Privilege. If Borrower Representative does not receive a response from the Administrative Agent to any Delayed Payment Privilege Request with respect to Collateral sold on delayed payment terms in the ordinary course of business within one Business Day of such request, then Administrative Agent shall be deemed to have consented to such request.

(d)     The Administrative Agent’s consent to any request for disposition of Delayed Payment Privilege Collateral shall be in the Administrative Agent’s sole and exclusive discretion and further subject and contingent upon the following additional terms and conditions:

(i)     The Administrative Agent may, in its sole and exclusive discretion limit the number of items of Collateral, amount outstanding and terms and conditions for which the Delayed Payment Privilege requested by the Borrower Representative is approved.

(ii)     The Administrative Agent may, in its sole and exclusive discretion withdraw, cancel, or suspend the Delayed Payment Privilege at any time and for any reason upon a ten-day advance written notice and immediately if any Event of Default exists; provided, however, that such withdrawal, cancellation or suspension shall not affect the rights, interests and duties under this Agreement with respect to any Delayed Payment Privilege granted prior thereto.

(e)     Reserved.

(f)     Borrowers shall immediately pay Administrative Agent the Collateral Amount Financed upon the earliest of (i) demand by Administrative Agent; or (ii) receipt of the amount due from the disposition of each of the Delayed Payment Privilege Collateral; or (iii) the "Purchaser Payment Date" set forth on the applicable Delayed Payment Privilege Request; or (iv) with respect to any particular vehicle as to which the Borrowers have exercised the Deferred Payment Privilege, one hundred twenty (120) days after such vehicle was sold (unless the Required Lenders consent to an extension of such 120-day period).

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(g)     Upon Administrative Agent’s request, Borrowers shall obtain from the person acquiring the Delayed Payment Privilege Collateral a duly authorized and executed acknowledgement from the Purchaser confirming that the terms of sale including the continuation of Administrative Agent's security interest in the Delayed Payment Privilege Collateral. The acknowledgement shall be in writing and on a form of the type and kind provided by Administrative Agent from time to time, which shall be delivered to Administrative Agent prior to any sale, transfer or delivery of any Delayed Payment Privilege Collateral to such person (the "Acknowledgement of Purchaser").

(h)     The grant and exercise of the Delayed Payment Privilege shall in no way extinguish, release or terminate Administrative Agent's security interest in the Delayed Payment Privilege Collateral unless and until the conditions described in the clauses (a) and (f) above and the aforesaid Acknowledgement of Purchaser are first fulfilled, which shall then and thereafter continue in the proceeds thereof.

(i)     Administrative Agent shall have no duty or obligation to examine, review or consider the creditworthiness of any proposed or actual customer of Borrowers for which Borrowers seeks Administrative Agent's consent to the Delayed Payment Privilege and any such examination, review or consideration by Administrative Agent shall be for its sole and exclusive use and purposes.

(j)     Borrowers' obligation to pay Administrative Agent for the Collateral Amount Financed shall be absolute, unconditional and primary, notwithstanding (a) Administrative Agent consenting to the Delayed Payment Privilege; or (b) default in the payment or acquisition terms by the customer of the Borrowers for Delayed Payment Privilege Collateral, or that of any of customer's surety, guarantor, co-obligor or lender; or (c) rejection or revocation of acceptance of any Delayed Payment Privilege Collateral by such customer; or (d) the acceptance by Administrative Agent of any assignment or proceeds from any Delayed Payment Privilege Collateral; provided, however, that nothing in this Section 2.10 is intended to permit payment to Administrative Agent of any more than the greater of (i) the Collateral Amounts Financed or (ii) the value of Administrative Agent's security interest in the Delayed Payment Privilege Collateral. For the avoidance of doubt, notwithstanding the fact that any Collateral is subject to the Delayed Payment Privilege, any Loans made to finance the purchase price of such Collateral subject to the Delayed Payment Privilege shall remain outstanding until paid in full in accordance with the terms hereof and such Loans shall be included, as applicable, in the calculation of the aggregate amount of Loans, New Equipment Loans and Used Equipment Loans outstanding and in the calculation of the Total Equipment Loans, Net Equipment Loans and Total Loans.

(k)     Upon demand by Administrative Agent, Borrowers shall provide Administrative Agent with an assignment of all right, title, and interest of the Borrowers in and to the accounts, contract rights, sale proceeds or any other interest Borrowers may then or thereafter have in the Delayed Payment Privilege Collateral. Said assignment shall be for the purpose of additional security only and shall be on a form of the type and kind provided by Administrative Agent from time to time.

(l)     Administrative Agent may take such actions as it reasonably deems appropriate to assure and enforce compliance with this Agreement, including requesting, for audit purposes, verification from Borrowers' customers the fact of delivery, possession, and amount, date and circumstances of payment of any Delayed Payment Privilege Collateral, and the notification to appropriate persons of any security interest, assignment or other claim in the Delayed Payment Privilege Collateral of Administrative Agent.

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Section 2.11     Settlement Dates. On each Settlement Date, the Administrative Agent shall pay to all Lenders, in accordance with Section 2.12, their share of all principal repayments received by the Administrative Agent from the Borrowers since the prior Settlement Date (or with respect to the first Settlement Date following the Restatement Date, since the Restatement Date). On each Settlement Date, each Revolving Lender shall pay to the Administrative Agent, for the benefit of the Swingline Lender, its Pro Rata Share of the Revolving Loan to be made on such Settlement Date to refinance Swing Loans in accordance with Section 2.3. The Administrative Agent shall be entitled to offset such fundings and fund or receive payment on a net basis.

Section 2.12     Application of Payments.

(a)     Application of Payments During an Event of Default. Each of the Borrowers hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that the Administrative Agent may apply all payments in respect of any Obligation and all proceeds of Collateral to the Obligations in accordance with this Section 2.12 or as otherwise directed by the Administrative Agent and all Lenders. Without limiting the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent may, and, upon the direction of the Required Lenders, the Required Revolving A Lenders or the Required Revolving B Lenders, or upon the acceleration of any Obligation pursuant to Section 9.2, the Administrative Agent shall, apply all payments in respect of any Obligation and all proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (iii) third, to pay interest then due and payable in respect of the Loans, (iv) fourth, to repay the outstanding principal amounts of the Loans and (v) fifth, to the ratable payment of all other Obligations. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12(a), the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations in the applicable priority level ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

(b)     Application of Payments under Sections 2.6(b), 2.6(c), 2.8(b) and 2.8(c). All repayments of the Obligations made by the Borrowers pursuant to Section 2.6(b), Section 2.6(c), Section 2.8(b) or Section 2.8(c) shall be allocated (i) first, to pay the outstanding principal amount of the Swing Loans, (ii) second, to pay the outstanding principal amount of the Revolving B Loans in proportion to each Revolving B Lender’s Pro Rata Share (based on its Commitments B), subject to Section 2.13(e), and (iii) third, to pay the outstanding principal amount of the Revolving A Loans in proportion to each Revolving A Lender’s Pro Rata Share (based on its Commitments A), subject to Section 2.13(e). If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12(b), the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations in the applicable priority level ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

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(c)     Application of Voluntary Partial Prepayments under Section 2.7. All voluntary partial prepayments of the Obligations made by the Borrowers pursuant to Section 2.7 shall be allocated (i) first, to pay the outstanding principal amount of the Working Capital Loans, (ii) second, to pay the outstanding principal amount of the Swing Loans (which shall be deemed to reduce the interests of the Working Capital Lenders therein but not the interests of any other Lenders), (iii) third, to pay the outstanding principal amount of Revolving B Loans made by the Working Capital Lenders (but not any other Lenders), and (iv) fourth, to pay the outstanding principal amount of Revolving A Loans made by the Working Capital Lenders (but not any other Lenders). If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12(c), the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12(c) that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

(d)     Application of Payments Generally. Subject to Section 2.12(a), Section 2.12(b) and Section 2.12(c), all payments that would otherwise be allocated to the Lenders pursuant to this Section 2.12 shall be allocated (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay accrued and unpaid interest and fees due and payable to the Lenders, (iii) third, to pay the outstanding principal amount of Swing Loans, (iv) fourth, to pay the outstanding principal amount of Revolving B Loans allocated ratably based on each Revolving B Lender’s Pro Rata Share, (v) fifth, to pay the outstanding principal amount of Revolving A Loans allocated ratably based on each Revolving A Lender’s Pro Rata Share, (vi) sixth, to pay the outstanding principal amount of Working Capital Loans allocated as the Administrative Agent shall determine and (vii) seventh, to pay any other Obligations then due and payable. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13     Payments and Computations. (a) Procedure. The Borrowers shall make each payment under any Loan Document not later than 11:00 a.m. on the day when due to the Administrative Agent by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder) to such account or by such other means to such other address as the Administrative Agent shall have notified the Borrower Representative in writing within a reasonable time prior to such payment in immediately available Dollars and without setoff or counterclaim.

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(b)     Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days consisting of 12 30-day months (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a LIBOR Rate in accordance with the definitions of “LIBOR Rate”) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)     Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)     Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower Representative to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to the Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.

(e)     Non-Pro Rata Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that (x) the outstanding Revolving A Loans are not held ratably among the Revolving A Lenders and the payments to be allocated to any Revolving A Lender under this Agreement exceed its outstanding Revolving A Loans or (y) the outstanding Revolving B Loans are not held ratably among the Revolving B Lenders and the payments to be allocated to any Revolving B Lender under this Agreement exceed its outstanding Revolving B Loans, such excess payments shall be applied first to any outstanding Working Capital Loans of such Lender (whether outstanding under Commitments A or Commitments B), and then refunded to the Borrowers in the form of a Working Capital Loan; provided, however, that for purposes of calculating Total Equipment Loans, the entire payment amount (including any portion that is retained by or returned to the Borrowers) shall be deemed to have been paid and shall reduce Total Equipment Loans.

(f)     Non-Pro Rata Funding of Loans. To the extent that the outstanding Revolving A Loans are not held ratably among the Revolving A Lenders and there is insufficient availability under the Commitment A of any Revolving A Lender to fund its Pro Rata Share of any requested new Borrowing of Revolving A Loans, such Revolving A Lender shall fund a portion of such Borrowing equal to the unfunded amount of its Commitment A, and the remaining portion of such Borrowing shall be funded ratably by the remaining Revolving A Lenders. To the extent that the outstanding Revolving B Loans are not held ratably among the Revolving B Lenders and there is insufficient availability under the Commitment B of any Revolving B Lender to fund its Pro Rata Share of any requested new Borrowing of Revolving B Loans, such Revolving B Lender shall fund a portion of such Borrowing equal to the unfunded amount of its Commitment B, and the remaining portion of such Borrowing shall be funded ratably by the remaining Revolving B Lenders.

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(g)     Allocation of Payments to New Equipment Loans and Used Equipment Loans. The Administrative Agent may maintain books and records associating each New Equipment Loan and each Used Equipment Loan with specific items of Inventory. The principal amount of each New Equipment Loan shall be deemed reduced by each New Equipment Loan Curtailment Payment associated with such New Equipment Loan and each repayment thereof required under Section 2.8(b), regardless of how such payments are allocated pursuant to Section 2.12. The principal amount of each Used Equipment Loan shall be deemed reduced by each Used Equipment Loan Curtailment Payment associated with such Used Equipment Loan and each repayment thereof required under Section 2.8(b), regardless of how such payments are allocated pursuant to Section 2.12. None of the New Equipment Loans or Used Equipment Loans will be deemed to be reduced as a result of any prepayments made pursuant to Section 2.7.

Section 2.14     Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations to the Administrative Agent, acting as agent of the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower Representative) a record of ownership (the “Participant Register”), in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)     Records of Administrative Agent. The Administrative Agent, acting as agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender, their Commitments, their Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (a) above, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by the Administrative Agent from the Borrowers and its application to the Obligations.

(c)     Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

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(d)     Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register and the Participant Register with respect to any Lender or any participant shall be available for access by the Borrowers, the Administrative Agent and such Lender at any reasonable time during normal business hours and from time to time upon reasonable prior notice of at least three Business Days. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)     Notes. Upon any Lender’s reasonable request, the Borrowers shall promptly execute and deliver notes to such Lender evidencing the Loans of such Lender. Each note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any note be considered a bearer instrument or obligation.

Section 2.15     Suspension of LIBOR Rate Option. Notwithstanding any provision to the contrary in this Article 2, the following shall apply:

(a)     Interest Rate Unascertainable, Inadequate or Unfair. In the event that the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate is determined, the Administrative Agent shall promptly so notify the Borrower Representative and the Lenders, whereupon the obligation of each Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower Representative that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b)     Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower Representative through the Administrative Agent, the obligation of such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower Representative that it has determined that it may lawfully make LIBOR Rate Loans.

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(c)     Effect of Suspension. If the obligation of any Lender to make LIBOR Rate Loans is suspended, (A) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Rate Loan, (B) the Borrower Representative may revoke any pending request for a LIBOR Rate Loan and (C) each LIBOR Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current calendar month) be converted into a Base Rate Loan. For purposes of this Section 2.15(c) and Section 2.16, a “Base Rate Loan” means any Loan that bears interest based on the Base Rate, and “Base Rate” means, for any day, the sum of a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) the sum of 1.85% per annum and the Federal Funds Rate. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate”, “bank prime loan” rate or the Federal Funds Rate.

Section 2.16     Breakage Costs. The Borrowers shall compensate each Lender, upon demand from such Lender to the Borrower Representative (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the LIBOR Rate Loans of such Lender to the Borrowers) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing does not occur on a date specified therefor in a Request for Equipment Loan Borrowing or a Request for Working Capital Borrowing or in a similar request made by telephone by the Borrower Representative, (B) to the extent any LIBOR Rate Loan is paid (whether through a scheduled payment, optional prepayment or mandatory repayment) or converted to a Base Rate Loan (but excluding because of Section 2.15) on a date that is not the last day of the applicable calendar month or (C) as a consequence of any failure by the Borrowers to repay LIBOR Rate Loans when required by the terms hereof. For purposes of this Section 2.16, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it using a matching deposit or other borrowing in the London interbank market. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.17     Taxes. (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.17, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i), (ii) and (iii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and overall receipts, total capital or franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law in effect as of the date such Secured Party becomes a party to this Agreement) by any Secured Party to deliver the forms, certificates or other documentation required to be delivered pursuant to clause (e) below or (iii) taxes imposed by FATCA on any payment under a Loan Document to a Secured Party.

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(b)     Gross-Up. Except as provided in this Section 2.17(b), if any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Loan Party shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c)     Other Taxes. In addition, the Borrowers agree to pay, and authorize the Administrative Agent to pay in their names, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)      Indemnification. Except as provided in Section 2.17(b), the Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each Secured Party agrees to use commercially reasonable efforts to make any claim for payment to which it is entitled under this Section 2.17(d) within a reasonable period of time after becoming aware of its entitlement thereto. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrowers with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

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(e)     Tax Forms.

(i)     Each Lender shall (A) on the Restatement Date and on or prior to becoming a Secured Party, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (e) and (D) from time to time if requested by the Borrower Representative or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower Representative (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii)     Each Lender having sold a participation in any of its Obligations to the Administrative Agent shall collect from such participant the documents described in this clause (e) and provide them to the Administrative Agent.

(f)     If any Secured Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, such Secured Party shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.17 with respect to such Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrowers, upon the request of such Secured Party, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Secured Party in the event the Secured Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other person.

Section 2.18     Substitution of Lenders. (a) Substitution Right. In the event that any Lender (an “Affected Lender”), (i) notifies the Borrower Representative pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any LIBOR Rate Loan, (ii) makes a claim for payment pursuant to Section 2.17(b) (Taxes - Gross Up) or (iii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of such Lender, the Borrowers may either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”). Notwithstanding anything herein to the contrary, with respect to a Lender that is a Non-Funding Lender, the Administrative Agent may, but shall not be obligated to, obtain a Substitute Lender and execute an Assignment on behalf of such Non-Funding Lender at any time with three Business Days’ prior notice to such Non-Funding Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.

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(b)     Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender as described in the first sentence of clause (a) above, the Borrower Representative shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender, (ii) in the case of a payment in full of the Obligations owing to such Affected Lender, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(a) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender.

(c)     Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above or in the case of a substitution of a Non-Funding Lender as described in the last sentence of clause (a) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the amount of such Affected Lender’s Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment shall not render such sale and purchase (or the corresponding assignment) invalid. Each Lender agrees that if the Borrower Representative or the Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Affected Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.2. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver, on behalf of such Lender as assignor, any assignment agreement or other documentation as may be required to give effect to an assignment in accordance with Section 11.2 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.2.

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ARTICLE 3
Security INTEREST

To secure payment of all Obligations, Holdings and each Borrower grants to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in (i) all present and future Inventory of Holdings or such Borrower, together with all attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) any such Inventory, and all chattel paper, documents, certificates of title, certificates of origin, general intangibles, instruments, accounts and contract rights now existing or hereafter arising with respect thereto, (ii) all Parts Inventory, (iii) all Company Vehicles, and (iv) all cash and non-cash proceeds of any of the foregoing (collectively, the “Collateral”). Each Borrower agrees that at any time and from time to time, upon the request of Administrative Agent, Borrowers will promptly (i) deliver to Administrative Agent all Collateral other than Inventory, Parts Inventory and Company Vehicles, (ii) mark all chattel paper, documents and instruments and Borrowers’ books of account, ledger cards and other records relative to the Collateral with a notation reasonably satisfactory to Administrative Agent disclosing that they are subject to Administrative Agent’s security interest, (iii) execute and deliver to Administrative Agent such instruments, statements and agreements as Administrative Agent may reasonably request to evidence further each Loan and the security interests granted hereunder; provided, however, a Borrower’s failure to comply with such request shall not affect or limit Administrative Agent’s security interest or other rights in and to the Collateral, and (iv) permit Administrative Agent or its representatives to examine the Collateral and Borrowers’ books and records and, during the continuation of an Event of Default, Borrowers agree to pay to Administrative Agent its actual costs relating to such examinations immediately upon receipt of Administrative Agent’s invoice therefor. Borrowers agree that Administrative Agent may directly collect any amount owed to Borrowers with respect to the Collateral (hereafter referred to as an "Account") and credit Borrowers with all sums received by Administrative Agent. With the consent of the Borrower Representative, not to be unreasonably withheld or delayed, or at any time that an Event of Default has occurred and is continuing, Administrative Agent may contact any customer of any Borrower to confirm and verify the terms of sale, payments made on an Account, and any modifications claimed to be made by the Borrowers with such customer of Borrower. If an Event of Default has occurred and is continuing, Borrowers agree that Administrative Agent may at any time notify any customer of any Borrower of the assignment of said Account and revoke the authority of the Borrowers to collect the same and should the Administrative Agent at any time receive any checks, drafts, money orders or other instruments or orders for money payable to a Borrower to apply to an Account, Administrative Agent is irrevocably appointed attorney-in-fact for each such Borrower to endorse each such instrument with the name of the applicable Borrower and collect the same. Without limiting the foregoing, (i) concurrently with the entry of any Borrower into a security agreement, mortgage or other document pursuant to which such Borrower purports to grant a Lien in any personal property to secure the obligations under any Formula Revolver Loan Documents, the Borrower shall enter into a corresponding agreement granting a Lien in such personal property to secure the Obligations, and (ii) as security for the full and timely payment and performance of all Obligations, Borrower Representative shall, and shall cause each other Borrower to do or cause to be done all things necessary in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted under Section 8.1.

ARTICLE 4
Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each Loan Party represents and warrants that:

Section 4.1     Corporate Existence; Compliance with Law; Line of Business. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite corporate or limited partnership power, as applicable, and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance in all material respects with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect. The Borrowers are engaged in the business of selling Inventory at retail.

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Section 4.2     Loan. (a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Lien securing the Obligations) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings and, in the case of Company Vehicles, compliance with applicable certificate-of-title Laws, required to perfect the Liens created by the Loan Documents, and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Restatement Date, obtained or made, copies of which have been, or will be prior to the Restatement Date, delivered to the Administrative Agent, and each of which on the Restatement Date will be in full force and effect.

(b)     Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.3     Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Restatement Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its legal name, its jurisdiction of organization and the percentage of its Voting Stock owned by Holdings and each other Subsidiary, and for each joint venture, the nature of the application.

Section 4.4     Financial Statements. Each of (i) the audited Consolidated balance sheet of Holdings as at December 31, 2015 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by Group Members’ Accountants, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of Holdings as at March 31, 2016 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the three months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP.

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Section 4.5     Material Adverse Effect. Since December 31, 2015, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6     Solvency. Giving effect to the contribution rights of the Loan Parties contained in Section 12.7 and the limitation in Section 12.6(b), both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and each Borrower are Solvent.

Section 4.7     Litigation. There are no pending (or, to the knowledge of any Group Member, threatened) actions, suits, proceedings, claims, demands, orders or disputes, or to the knowledge of any Group Member, any pending or threatened investigation or audit, against any Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that cannot reasonably be expected to adversely affect the Obligations, the Loan Documents and the other transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.8     Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.

Section 4.9     Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10    No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

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Section 4.11     Investment Company Act; Public Utility Holding Company Act. No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 2005.

Section 4.12     Full Disclosure. All of the information prepared or furnished by or on behalf of the Group Members in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or any other transaction contemplated therein, when read together, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein. All facts (other than facts of a general economic or political nature) known to any Group Member and material to an understanding of the financial condition, business, property or prospects of the Group Member taken as one enterprise have been disclosed to the Lenders.

Section 4.13     Patriot Act. No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

Section 4.14     Collateral. The Collateral is free from all Liens other than those Liens specifically permitted under Section 8.1. Except as herein specifically permitted, no financing statement covering the Collateral is now on file in favor of anyone other than the Administrative Agent. The Collateral is not used by any Group Member for personal, family or household purposes.

Section 4.15     EEA Financial Institutions. No Borrower or Guarantor is an EEA Financial Institution.

ARTICLE 5
Financial Covenants

Each of Holdings and each Borrower agrees that as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

Section 5.1     Maximum Consolidated Leverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter, a Consolidated Leverage Ratio greater than 3.50 to 1.00.

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Section 5.2     Minimum Consolidated Fixed Charge Coverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than 1.20:1.00.

Section 5.3     Minimum Consolidated Tangible Net Worth. Holdings shall have, on the last day of each Fiscal Quarter, a Consolidated Tangible Net Worth at least equal to the Minimum Consolidated Tangible Net Worth with respect to such Fiscal Quarter.

Section 5.4     Minimum Consolidated Net Worth. Holdings shall have, on the last day of each Fiscal Quarter, a Consolidated Net Worth at least equal to the Minimum Consolidated Net Worth with respect to such Fiscal Quarter.

ARTICLE 6
Reporting Covenants

Each of Holdings and each Borrower agrees that, as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

Section 6.1     Financial Statements. The Borrower Representative shall deliver to the Administrative Agent each of the following that are not publicly available on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (or “EDGAR”):

(a)     Reserved.

(b)     Quarterly Reports. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Consolidated unaudited balance sheet of Holdings as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)     Annual Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated balance sheet of Holdings as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(d)     Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower Representative that, among other things, states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto.

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(e)     Collateral Updates. As part of the Compliance Certificate delivered pursuant to clause (d) above, a certification by a Responsible Officer of the Borrower Representative that (i) the corporate chart attached thereto (or the last corporate chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of intellectual property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member (other than Immaterial Subsidiaries) or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate. The Borrower Representative will notify the Administrative Agent in writing of any change in name of any Borrower or change in chief executive office or place of business of any Borrower, in each case at least 30 days prior to such change.

(f)     Reserved.

(g)     Reserved.

(h)     Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower Representative as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)     Insurance. Upon request of the Administrative Agent, a reasonably detailed summary of all material insurance coverage related to the Collateral maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

Section 6.2     Other Events. The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, or (b) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrowers, exposes any Group Member to liability in an aggregate amount in excess of $2,500,000 or (iii) if adversely determined would have a Material Adverse Effect.

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Section 6.3     Copies of Notices and Reports. The Borrowers shall promptly deliver to the Administrative Agent copies of each of the following: (a) all reports that Holdings transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public, and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member, which in the case of clauses (a) and (b) are not publicly available on EDGAR.

Section 6.4     Other Information. The Borrowers shall provide the Administrative Agent with (and with respect to any material information or documents and any information or documents requested by any Lender, the Administrative Agent shall make available to the Lenders) such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE 7
Affirmative Covenants

Each of Holdings and each Borrower agrees that as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

Section 7.1     Maintenance of Corporate Existence. Each Group Member (other than Immaterial Subsidiaries) shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 8.2, and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

Section 7.2     Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

Section 7.3     Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any Collateral, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

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Section 7.4     Maintenance of Property. Each Group Member (other than Immaterial Subsidiaries) shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary or used, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect. No Inventory shall be used for any purpose other than demonstration at or in reasonable proximity to a Borrower’s place of business or at industry trade shows and any such demonstration shall be in conformity in all material respects with any applicable Requirements of Law. All Inventory shall be kept at a Borrower’s place of business other than (i) Inventory used in a demonstration or at an industry trade show in accordance with the immediately preceding sentence, (ii) Inventory undergoing body work, upfitting or repairs and (iii) Inventory on consignment in a transaction permitted under this Section 7.4. Without limitation to Section 8.1, no Inventory shall be on consignment without the consent of the Administrative Agent or otherwise subject to a Lien (other than mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP, in each case so long as no proceeding to enforce such Lien or marshall such Collateral has been commenced) in favor of any Person performing such body work or repairs or any Person at whose location such Inventory is located while undergoing such body work or repairs. The Borrowers shall use and maintain the Collateral in compliance with any insurance policies and all applicable Requirements of Laws.

Section 7.5     Maintenance of Insurance. (a) Loan Parties shall at all times bear all risk of loss, damage to or destruction of the Collateral. Each Group Member shall maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of any Borrower) of a nature and providing such coverage as is sufficient in light of the size and character of the business of the Group Members. Without limiting the foregoing, Loan Parties agree to procure forthwith and maintain insurance on the Inventory, all in form and amount and with insurers reasonably satisfactory to Administrative Agent.

(b) Each Group Member (other than Immaterial Subsidiaries) shall cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, to provide that Administrative Agent’s interest therein will not be invalidated by the acts, omissions or neglect of anyone other than Administrative Agent, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 45 days’ notice thereof to the Administrative Agent. Loan Parties assign to Administrative Agent all proceeds of such insurance, including returned and unearned premiums, not to exceed the sum of all amounts payable pursuant hereto. Loan Parties direct all insurers to make payment of such proceeds jointly payable to Administrative Agent and the appropriate Loan Party unless the Loan Parties are legally required to pay such proceeds directly to a third party.

Section 7.6     Keeping of Books. Holdings shall keep proper books of record and account for itself and its Subsidiaries, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

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Section 7.7     Access to Books and Property. Each Group Member shall permit the Administrative Agent, and during the continuance of an Event of Default the Lenders, and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member (other than Immaterial Subsidiaries) and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member (other than Immaterial Subsidiaries), (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member (other than Immaterial Subsidiaries)and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member (other than Immaterial Subsidiaries). Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, and during the continuance of an Event of Default the Lenders, and their Related Persons and to disclose to the Administrative Agent, and during the continuance of an Event of Default the Lenders, and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or, during the continuance of an Event of Default, any Lender reasonably requests with respect to any Group Member (other than Immaterial Subsidiaries). Without limiting the foregoing, (i) each Group Member shall permit the Administrative Agent and its Related Persons to conduct up to three audits of its Inventory in any calendar year, with such audits rotating on a monthly basis through the different Borrowers and shall permit the Lenders to be present at such audits; and (ii) Holdings and each Group Member (other than Immaterial Subsidiaries) shall permit the Administrative Agent and its Related Persons to conduct comprehensive financial audits of the Group Members (other than any Immaterial Subsidiaries) and shall permit the Lenders to be present at such audits; provided, however, that, unless an Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to conduct more than one such financial audit in any twelve month period.

Section 7.8     Use of Proceeds. The proceeds of the New Equipment Loans shall be used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Group Member) solely to finance the purchase of new Inventory not previously used or sold at retail. The proceeds of the Used Equipment Loans shall be used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Group Member) solely to finance the purchase of used Inventory and Inventory previously sold at retail. The proceeds of the Working Capital Loans shall be used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Group Member) for working capital and other general corporate purposes.

Section 7.9     Future Borrowers. In the event that, subsequent to the Restatement Date, any Person becomes a Domestic Subsidiary of the Borrower Representative, other than Immaterial Subsidiaries, then such Person shall become a Borrower under this Agreement upon (i) the Administrative Agent’s receipt of a joinder to this Agreement, in form and substance reasonably satisfactory to Administrative Agent and duly executed by such Person, and the Administrative Agent’s receipt of all relevant documentation with respect thereto as such Person would have been required to provide and take if such Person had been a Borrower on the Restatement Date and (ii) completion of all actions with respect to this Agreement as such Person would have been required to provide and take if such Person had been a Borrower on the Restatement Date. Notwithstanding the foregoing, no Foreign Subsidiary of the Borrower Representative may become a Borrower hereunder without the prior written consent of all Lenders.

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ARTICLE 8
Negative Covenants

Each of Holdings and each Borrower agrees that as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

Section 8.1     Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of the Collateral, whether now owned or hereafter acquired, or assign any right to receive income or profits in connection with the Collateral, except (i) Liens securing the Obligations, (ii) mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP, in each case so long as no proceeding to enforce such Lien or marshall such Collateral has been commenced, (iii) Liens on Parts Inventory, (iv) Liens on Collateral subject to a consignment permitted under Section 7.4 (provided, that such Liens are junior to the Liens securing the Obligations), and (v) Liens securing the Formula Revolver Debt to the extent permitted under the Intercreditor Agreement; provided, that any Lien securing the Formula Revolver Debt in any present and future Inventory of Holdings or any Borrower, together with all attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) any such Inventory, and all chattel paper, documents, certificates of title, certificates of origin, general intangibles, instruments, accounts and contract rights now existing or hereafter arising with respect thereto shall be junior and subordinate to the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement.

Section 8.2     Fundamental Changes. Unless consented to by the Administrative Agent, such consent not to be unreasonably withheld, no Group Member shall merge, consolidate or amalgamate with any Person or Sell, lease as lessor, transfer or otherwise dispose of all or substantially all of its property, other than (i) the merger, consolidation or amalgamation of any Borrower with another Borrower or any Subsidiary of the Borrowers into any Borrower and (ii) the merger, consolidation or amalgamation of any Borrower with any Person that is not a Borrower so long as (A) such Borrower is the surviving entity or, if the surviving entity is not the Borrower, such surviving entity executes a joinder to this agreement, in form and substance satisfactory to Administrative Agent, and (B) no Default or Event of Default results therefrom. Unless consented to by the Administrative Agent, such consent not to be unreasonably withheld, the Borrower Representative shall not, and shall not permit the Group Members to, sell all or substantially all of the Consolidated assets of the Borrower Representative and its Subsidiaries.

Section 8.3     Change in Nature of Business. No Group Member (other than Immaterial Subsidiaries) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with an acquisition or otherwise) substantially different from those carried on by the Borrowers and their Subsidiaries at the date hereof and business, operations and activities reasonably related thereto.

Section 8.4     Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrowers that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for transactions in the ordinary course of business on a basis no less favorable in the aggregate to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrowers.

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Section 8.5     Modification of Certain Documents; Change in Jurisdiction of Organization. No Group Member (other than Immaterial Subsidiaries) shall waive or otherwise modify any term of any Constituent Document of any Group Member (other than Immaterial Subsidiaries) except for those modifications and waivers that do not materially affect the rights and privileges of any Group Member or any Secured Party under the Loan Documents or in the Collateral. No Group Member (other than Immaterial Subsidiaries) will change its jurisdiction of organization if it is a corporation, limited liability company, limited partnership or other registered organization without giving the Administrative Agent at least thirty (30) days’ prior written notice.

Section 8.6     Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters.

Section 8.7     Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

ARTICLE 9
Events Of Default

Section 9.1     Definition. Each of the following shall be an “Event of Default”:

(a)     the Borrowers shall fail to pay any principal of any Loan when the same becomes due and payable or any interest on any Loan, any fee under any Loan Document or any other Obligation and such non-payment continues for a period of ten days after the due date therefor; or

(b)     any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)     any Loan Party shall fail to comply with (i) any provision of Article 5 (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2(a)(i) (Notice of Default), Section 7.1 (Maintenance of Corporate Existence) or Article 8 (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

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(d)     (i) any Group Member (other than Immaterial Subsidiaries) shall fail to make any payment when due (whether due because of scheduled maturity, required repayment and prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than Immaterial Subsidiaries) other than the Obligations and, in each case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required repayment or prepayment), prior to the stated maturity thereof, or (iv) any “Event of Default” (however defined) shall occur under the Formula Revolver Loan Agreement; or

(e)     (i) any Group Member (other than Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member (other than Immaterial Subsidiaries) seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member (other than Immaterial Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member (other than Immaterial Subsidiaries) shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)     one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (other than Immaterial Subsidiaries) (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member (other than Immaterial Subsidiaries), to the extent the relevant insurer has not denied coverage therefor) in excess of $10,000,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)     except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien (except in the case of Company Vehicles prior to compliance with applicable certificate of title laws) shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

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(h)     any Borrower shall permit another financing source to commence financing Inventory (other than construction equipment and other than Ford Motor Credit Financing); or

(i)     any Collateral having a value in excess of one percent of the Collateral is attached and such attachment is not contested and or resolved within ninety (90) days thereof and if part of the Collateral, paid off after such ninety (90) day period; or

(j)     there shall occur any Material Adverse Effect; or

(k)     any Person in control of any Group Member is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any Inventory in connection with the commission of any crime (other than a misdemeanor moving violation); or

(l)     there shall occur any Change of Control.

Section 9.2     Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrowers and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan, (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and each Borrower (and, to the extent provided in any other Loan Document, other Loan Parties), (c) cancel any insurance purchased by the Administrative Agent and credit any refund to the Obligations, and (d) exercise all of the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable laws, including, without limitation, the right to require the Loan Parties to assemble the Collateral and deliver it to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties; provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans shall automatically be terminated and (y) each Obligation (including in each case all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and each Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE 10
The Administrative Agent

Section 10.1     Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby appoints BHB (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents, (ii) accept delivery of the Loan Documents on its behalf from any Group Member, (iii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iv) exercise such powers as are reasonably incidental thereto.

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(b)     Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)     Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.6), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

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Section 10.2     Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3     Use of Discretion. No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)     Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4     Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 10 to the extent provided by the Administrative Agent.

Section 10.5     Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) rely on the Register to the extent set forth in Section 2.14, (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iii) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)     None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, Holdings and the Borrowers hereby waive and shall not assert (and each of Holdings and the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

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(i)     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)     shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)     makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents;

(iv)     shall not be responsible or liable for any election to make or not make any Revolving Loan or any other Loan, regardless of the credit profile of any Borrower or the Borrowers generally at the time of such Loan, any information known or that should have been known by the Administrative Agent at the time of such Loan, the Borrowers’ failure to comply with the terms of this Agreement or any other matter; and

(v)     shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (v) above, each Lender, Holdings and the Borrowers hereby waives and agrees not to assert (and each of Holdings and the Borrowers shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon. Each Lender acknowledges and agrees that Revolving Loans will be made at the election of the Administrative Agent, acting in its sole discretion, but the Administrative Agent shall not be liable to any Lender due to or in connection with such election to make or not make any Revolving Loan and each Lender completely absolves the Administrative Agent of any responsibility or liability due to or in connection with such election to make or not make any Revolving Loan.

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Section 10.6     Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

Section 10.7     Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of its Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8     Expenses; Indemnities. (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)     Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

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(c)     To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.9     Resignation of Administrative Agent. (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the earlier to occur of (i) the expiration of thirty (30) days after such notice is delivered, (ii) the appointment by retiring Administrative Agent of a successor Administrative Agent from among the Lenders (as provided for below) and (iii) the appointment by the Required Lenders of a successor Administrative Agent (as provided for below). If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which consent may not be unreasonably withheld, delayed or conditioned, but which shall not be required during the continuance of an Event of Default.

(b)     Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

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(c)     Notwithstanding anything to the contrary set forth in this Section 10.9 or any other provision of this Agreement or any other Loan Document, each of the Administrative Agent, Swingline Lender and Working Capital Lender, may resign and any Permitted Transferee may be appointed the successor Administrative Agent and as a successor Working Capital Lender and Swingline Lender, without the consent of any Borrower, any Lender or any other Person and, upon such resignation and appointment, the applicable Permitted Transferee shall succeed to all benefits, rights and privileges of the Administrative Agent, Swingline Lender and Working Capital Lender, as applicable, and shall assume all duties and obligations of the Administrative Agent, Swingline Lender and Working Capital Lender, in each case, to the same extent as any other successor Administrative Agent, Swingline Lender or Working Capital Lender. Except as otherwise expressly provided in this clause (c), each of the provisions of this Section 10.9 shall apply to the Administrative Agent, Swingline Lender and Working Capital Lender and any Permitted Transferee, in its capacity as successor Administrative Agent, Swingline Lender and Working Capital Lender.

Section 10.10     Release of Collateral or Guarantors. Each Lender hereby consents to the automatic release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)     any Subsidiary of any Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be a Borrower hereunder or required to guaranty any Obligations; and

(b)     any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent) and (ii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations (excluding contingent Obligations as to which no claim has been asserted), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

ARTICLE 11
Miscellaneous

Section 11.1     Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers (or by the Borrower Representative with the consent of the Borrowers); provided, however, that no amendment, consent or waiver shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)     increase any Commitment of such Lender or subject such Lender to any additional obligation;

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(ii)     reduce (A) the principal amount of, the interest rate on, or any obligation of the Borrowers to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any accrued interest payable to such Lender or (C) any other amount payable to such Lender; provided, however, that this clause (ii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;

(iii)     except as expressly set forth in this Agreement, waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan, fee or other amount owing to such Lender or for the reduction of any Commitment of such Lender;

(iv)     except as provided in Section 10.10, release, or subordinate the Administrative Agent’s Lien in, all or substantially all of the Collateral or release any Guarantor from its guaranty of any Obligation of the Borrowers;

(v)     reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Required Revolving A Lenders”, “Required Revolving B Lenders”, or “Pro Rata Share”;

(vi)     amend Section 2.4 (Reallocation of Loans), Section 2.7 (Optional Prepayments), Section 2.8 (Mandatory Repayments), Section 2.12 (Application of Payments), Section 10.10 (Release of Collateral or Guarantors), Section 11.9 (Sharing of Payments, Etc.) or this Section 11.1; or

(vii)     amend Section 7.9 to permit a Foreign Subsidiary of the Borrower Representative to become a Borrower hereunder without the prior written consent of all Lenders;

and provided, further, that (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 10 or the application thereof), unless in writing and signed by the Administrative Agent in addition to any signature otherwise required and (z) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.12.

(b)     Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

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(c)     Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 11.2     Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrowers (in each case except for Article 10), the Administrative Agent, each Lender and each other Indemnitee and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9 hereof), none of Holdings, the Borrowers or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)     Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender (other than a Non-Funding Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender), (iii) any Permitted Transferee or (iv) any other Person (other than the Borrower Representative or its Affiliates) acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, so long as no Event of Default is continuing, the Borrower Representative; provided, however, that (x) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest or is made with the prior consent of the Administrative Agent and (y) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status. The Administrative Agent’s refusal to accept a Sale to a Loan Party, an Affiliate of a Loan Party, or to a Person that would be (or could reasonably be expected to become) a Non-Funding Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)     Procedure. The parties to each Sale made in reliance on clause (b) above shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, any tax forms required to be delivered pursuant to Section 2.17(e) and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale and (3) if a Sale by BHB or a Permitted Transferee is made to a Permitted Transferee, then no assignment fee shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iv), upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

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(d)     Effectiveness. Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 10, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments).

(e)     Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

Section 11.3     Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrowers and Holdings agree to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with COMS® or any other E-System and allocated to the credit facilities contemplated by this Agreement by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (c) each of the Administrative Agent and its Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation (or the response to and preparation for any subpoena or request for document production relating thereto) and (d) fees and disbursements of one law firm on behalf of all Lenders (other than the Administrative Agent) incurred in connection with any matters referred to in clause (c) above.

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Section 11.4     Indemnities. Each Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Holdings and each Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

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Section 11.5     Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs), Article 10 (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6     Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Holdings and each Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7     Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8     Right of Setoff. Each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Holdings and the Borrowers), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of Holdings or any Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and their Affiliates and other Secured Parties may have.

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Section 11.9     Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs), 2.17 (Taxes), 2.18 (Substitution of Lenders) and 11.2 (Assignments and Participations; Binding Effect) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent.

Section 11.10     Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11     Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or the Borrowers, to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Steven Keller, Chief Financial Officer, Tel: (830) 626-5256, Fax: (830) 626-5307, with copy to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Derrek Weaver, General Counsel, Tel: (830) 626-5929, Fax: (830) 626-5307, (B) if to the Administrative Agent, to BMO Harris Bank N.A., 300 E. John W. Carpenter Freeway, Suite 510, Irving, TX 75062, Attention: Charlie Price/Senior Risk Officer, Tel: (469) 586-2264, Fax: (469) 519-2424, with a copy to BMO Harris Bank N.A., 300 E. John W. Carpenter Freeway, Suite 510, Irving, TX 75062, Attention: William E. Wilson, Associate General Counsel/Vice President, and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, or (ii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Administrative Agent; provided that (x) any Request for Equipment Borrowing with respect to any franchised or name brand Inventory shall be given by facsimile or email and addressed to Theresa White, BMO Harris Bank N.A., Telephone: 469-586-2190, Fax: 469-519-4112, email: theresa.white@bmotf.com, (y) any manufacturer of Inventory may provide notice of a sale of such Inventory to a Borrower and a related New Equipment Loan by use of the COMS® system and (z) any Request for Working Capital Borrowing or Request for Equipment Borrowing not made pursuant to clause (x) or clause (y) shall be given by email or fax to the Administrative Agent as provided in clause (i)(B) above.

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(b)     Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(v) below), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article 2 or Article 10 shall be effective until received by the Administrative Agent.

Section 11.12      Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrowers, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, each Borrower and each Secured Party hereby acknowledges and agrees, and each of Holdings and each Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)     Signatures. Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each PDF or other digital signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, a PDF or other digital signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or a PDF or other digital signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or PDF or other digital signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or PDF or other digital signature has been altered after transmission.

(c)      Separate Agreements. All uses of an E-System (including, without limitation, the COMS® system) shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

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(d)     Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of Holdings, each Borrower and each Secured Party agrees (and each of Holdings and the Borrowers shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13     Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14   Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Holdings and EACH Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, that nothing in this Agreement shall limit the right of ADMINISTRATIVE Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent ADMINISTRATIVE Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)     Service of Process. Each of Holdings and EACH Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of THE BorrowerS specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Each of Holdings and EACH Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(c)     Non-Exclusive Jurisdiction. Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.15     Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16     Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18     Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

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Section 11.19     Use of Name. Each of Holdings and each Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority (i) relating to a public offering of the Securities of any Loan Party or (ii) pursuant to the Securities Exchange Act of 1934, as amended) using the name, logo or otherwise referring to BHB or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to BHB and without the prior consent of BHB except to the extent required to do so under applicable Requirements of Law and then, only after consulting with BHB prior thereto (any such consultation not to be required more than once with respect to duplicate references).

Section 11.20     Non-Public Information; Confidentiality. (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)     Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.20 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (vii) to current or prospective assignees, grantees of any option described in Section 11.2 or participants, direct or contractual counterparties to any swap agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern. Any Person required to maintain the confidentiality of information as provided in this Section 11.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

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(c)     Notwithstanding the foregoing, Administrative Agent may receive from and disclose to any individual, corporation, business trust, association, company, partnership, joint venture, or other entity (herein collectively, the "Entity"), including, without limitation, Administrative Agent's parent or any affiliate or any subsidiary of Administrative Agent and any credit reporting agency or other entity whether or not related to Administrative Agent for any purpose, information about any Loan Party’s accounts, credit application and credit experience with Administrative Agent and each Loan Party authorizes any Entity to release to Administrative Agent any information related to such Loan Party’s accounts, credit experience and account information regarding such Loan Party. This shall be continuing authorization for all present and future disclosures of the Loan Parties’ account information, credit application and credit experience on the Loan Parties made by Administrative Agent, or any Entity requested to release such information to Administrative Agent.

Section 11.21     Actions in Concert. Notwithstanding anything herein or in the other Loan Documents to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Loan Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders.

Section 11.22     Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies each Borrower, including the name and address of each Borrower and other information allowing such Lender to identify each such Borrower in accordance with such act.

Section 11.23     Amendment and Restatement; No Novation. On the Restatement Date, the Original Credit Agreement is amended and restated in its entirety by this Agreement and (i) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Original Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities. Except as expressly provided in any Loan Document, this Agreement (i) shall not cure any breach of the Original Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the Restatement Date and (ii) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect. This Agreement shall not in any way release or impair the rights, duties, Obligations (as defined in the Original Credit Agreement) or Liens (as defined in the Original Credit Agreement) created pursuant to the Original Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Restatement Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by each of the Loan Parties. All Liens created under the Original Credit Agreement remain in full force and effect. This Agreement shall constitute a Loan Document. As amended hereby, all terms of the Original Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto.

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Section 11.24     Reaffirmation of Guaranty. Holdings consents to the execution and delivery by all Borrowers of this Agreement and the consummation of the transactions described herein, and ratifies and confirms the terms of its guarantee of all Obligations with respect to the indebtedness now or hereafter outstanding under the Original Credit Agreement as amended hereby. Holdings acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Borrower to the Lenders or any other obligation of any Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Borrower, the guarantee by Holdings of all Obligations (i) is and shall continue to be a primary obligation of Holdings, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of Holdings with respect to the Obligations as amended hereby.

Section 11.25     Reallocation. As of the date hereof and upon giving effect to the terms of this Agreement, (x) all outstanding “Revolving A Loans” and “Revolving B Loans” (each as defined in the Original Credit Agreement) shall be deemed to be “Revolving A Loans” and shall be reallocated among the Revolving A Lenders based on their respective Pro Rata Shares of the Commitments A and (y) all outstanding “Revolving C Loans” (as defined in the Original Credit Agreement), if any, shall be deemed to be “Revolving B Loans” and shall be reallocated among the Revolving B Lenders based on their respective Pro Rata Shares of the Commitments B. Each Revolving A Lender that has its outstanding Revolving A Loans increased due to such reallocation (each, a “Purchasing Lender”) shall be deemed to have purchased such Revolving A Loans from each Lender under the Original Credit Agreement that has its outstanding loans reduced due to such reallocation (each, a “Selling Lender”) and each Selling Lender shall be deemed to have sold such loans to the Purchasing Lenders. On the Restatement Date, each Purchasing Lender shall pay to the Administrative Agent, for the account of each Selling Lender, an amount equal to the increase in its outstanding loans due to the reallocation contemplated by this Section 11.25.

Section 11.26     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 12
CROSS-GUARANTY

Section 12.1     Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and the Lenders by each other Borrower (“Guaranteed Obligations”). Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article 12 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)     the absence of any action, against any Person other than such Borrower, to enforce this Agreement (including this Article 12) or any other Loan Document or the waiver or consent by the Administrative Agent and the Lenders with respect to any of the provisions thereof;

(c)     the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent and the Lenders in respect thereof (including the release of any such security);

(d)     the insolvency of any Loan Party; or

(e)     any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

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Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.

Section 12.2     Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Administrative Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article 12 and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.

Section 12.3     Benefit of Guaranty. Each Borrower agrees that the provisions of this Article 12 are for the benefit of the Administrative Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent or the Lenders, the obligations of such other Borrower under the Loan Documents.

Section 12.4     Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are paid in full in cash and the applicable preference period has passed. Each Borrower acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Article 12, and that the Administrative Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

Section 12.5     Election of Remedies. If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, the Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article 12. If, in the exercise of any of its rights and remedies, the Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by the Administrative Agent or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that such Borrower might otherwise have had but for such action by the Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event the Administrative Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

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Section 12.6     Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Article 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)     the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)     the amount that could be claimed by the Administrative Agent and the Lenders from such Borrower under this Article 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

Section 12.7     Contribution with Respect to Guaranty Obligations.

(a)     To the extent that any Borrower shall make a payment under this Article 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations, termination of the Commitments and the passage of the applicable preference period, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)     As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Article 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

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(c)     This Section 12.7 is intended only to define the relative rights of the Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to such Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)     The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.

(e)     The rights of the indemnifying Borrowers against other Loan Parties under this Section 12.7 shall be exercisable upon the full and final payment of the Obligations, the termination of the Commitments and the passage of the applicable preference period.

Section 12.8     Liability Cumulative. The liability of the Borrowers under this Article 12 is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

RUSH TRUCK CENTERS OF ALABAMA, INC.

RUSH TRUCK CENTERS OF ARIZONA, INC.

RUSH TRUCK CENTERS OF CALIFORNIA, INC.

RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF FLORIDA, INC.

RUSH TRUCK CENTERS OF GEORGIA, INC.

RUSH TRUCK CENTERS OF NEW MEXICO, INC.

RUSH TRUCK CENTERS OF OKLAHOMA, INC.

RUSH TRUCK CENTERS OF TENNESSEE, INC.

RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.

RUSH TRUCK CENTERS OF IDAHO, INC.

RUSH TRUCK CENTERS OF UTAH, INC.

RUSH TRUCK CENTERS OF OHIO, INC.

RUSH TRUCK CENTERS OF KANSAS, INC.

RUSH TRUCK CENTERS OF MISSOURI, INC.

Rush Truck Centers of Virginia Inc.

Rush Truck Centers of Indiana Inc.

Rush Truck Centers of Illinois Inc.

Rush Truck Centers of Nevada, Inc.
Rush Truck Centers of Kentucky, Inc.

By: /s/ W.M. “Rusty” Rush Name: W.M. “Rusty” Rush Title: Chief Executive Officer and President of each of the foregoing entities

Rush Truck Centers of Texas, L.P.

By: Rushtex, Inc., a Delaware corporation

By: /s/ W.M. “Rusty” Rush

Name: W.M. “Rusty” Rush

Title: Chief Executive Officer and President

HOLDINGS:

RUSH ENTERPRISES, INC.

By: /s/ W.M. “Rusty” Rush

Name: W.M. “Rusty” Rush

Title: Chief Executive Officer, President and Chairman

[SIGNATURE PAGE TO RUSH ENTERPRISES, INC. THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

BMO HARRIS BANK N.A., as Administrative Agent and Lender By: /s/ Charles W. Price Name: Charles W. Price Title: Underwriting Manager

[SIGNATURE PAGE TO RUSH ENTERPRISES, INC. THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

OTHER LENDERS:

Bank of the West,

as a Lender

By: /s/ Ryan Mauser
Name: Ryan Mauser
Title: Vice President

PNC Bank, National Association,

AS A LENDER

By: /s/ Robert L. Bidinger
Name: Robert L. Bidinger
Title: Senior Vice President

MassMutual Asset Finance LLC,

as a Lender

By: /s/ Alison Oldmixon
Name: Alison Oldmixon
Title: Vice President

Comerica Bank,

as a Lender

By: /s/ W. Cody Bracken
Name: W. Cody Bracken
Title: Vice President

wells fargo bank, n.a.,

as a Lender

By: /s/ Jeffrey Brouillard
Name: Jeffrey Brouillard
Title: Senior Vice President

[SIGNATURE PAGE TO RUSH ENTERPRISES, INC. THIRD amended and restated CREDIT AGREEMENT]

BOKF, N.A., d/b/a Bank of Texas,

as a Lender

By: /s/ Dan Walker
Name: Dan Walker
Title: SVP

NYCB Specialty Finance Company, LLC,

as a Lender

By: /s/ Mark C. Mazmanian
Name: Mark C. Mazmanian
Title: Senior Vice President

BANK OF AMERICA, N.A.

as a Lender

By: /s/ Joe Sagneri
Name: Joe Sagneri
Title: S.V.P.

[SIGNATURE PAGE TO RUSH ENTERPRISES, INC. THIRD amended and restated CREDIT AGREEMENT]

ACKNOWLEDGED AND AGREED: RUSH TRUCK CENTERS OF OREGON, INC. By: /s/ W.M. “Rusty” Rush Name: W.M. “Rusty” Rush Title: Chief Executive Officer and President

[SIGNATURE PAGE TO RUSH ENTERPRISES, INC. THIRD amended and restated CREDIT AGREEMENT]

Schedule I

Commitments

Lender	Commitment A	Commitment B
Bank of the West	$43,000,000	$0
Comerica Bank	$100,000,000	$0
Bank of America, N.A.	$100,000,000	$0
MassMutual Asset Finance LLC	$115,000,000	$0
PNC Bank, National Association	$50,000,000	$0
NYCB Specialty Finance Company, LLC	$40,000,000	$0
BOKF, N.A., d/b/a Bank of Texas	$30,000,000	$0
Wells Fargo Bank, N.A.	$70,000,000	$0
BMO Harris Bank, N.A.	$227,000,000	$100,000,000
Total	$775,000,000	$100,000,000

Schedule II

Lender Addresses for Notice

Bank of the West:

Bank of the West, a California Banking Corporation

James Chesser

MSN: NC-B07-2F-P

2527 Camino Ramon

San Ramon, CA 94583

(925) 843- 8156

(866) 649- 1872

james.chesser@bankofthewest.com

Bank of the West, a California Banking Corporation

Ryan Mauser

MSN: NC-B07-2F-P

2527 Camino Ramon

San Ramon, CA 94583

(925) 843-8134

(866) 649- 1872

Ryan.mauser@bankofthewest.com

Comerica Bank:

Comerica Bank

Marian Welsh

2900 N. Loop West

Suite 700

Houston, TX 77092

(713) 507-1318

(713) 507-2879

mwelsh@comerica.com

Comerica Bank

W. Cody Brackeen

2900 N. Loop West

Suite 700

Houston, TX 77092

(713) 507-1319

(713) 507-2879

wcbrackeen@comerica.com

MassMutual Asset Finance LLC:

MassMutual Asset Finance LLC

Don Buttler

Two Hampshire Street

Suite 101

Foxboro, MA 02035

508-698-5515

508-698-5519

dbuttler@massmutual.com

PNC Bank, National Association:

PNC Bank

Robert Bidinger

155 East Broad Street

Columbus, OH 43215

614-463-7308

614-463-7350

robert.bidinger@pnc.com

Bank of Texas

BOKF, N.A., d/b/a Bank of Texas

Attention: Erin Young

5956 Sherry Lane, Suite 600

Dallas, Texas 75225

214.346.3913

214.346.3910

e.young@bokf.com

Wells Fargo Bank, N.A.

WELLS FARGO BANK, N.A.

Attention: JEFFREY BROUILLARD

16414 SAN PEDRO, SUITE 700

SAN ANTONIO, TX 78232

210-856-5332

210-856-5003

jeffrey.brouillard@wellsfargo.com

NYCB Specialty Finance Company, LLC:

NYCB Specialty Finance Company, LLC

16 Chestnut Street

Foxboro, MA 02035

Tel: (508) 698-4343

Fax: (508) 543-1551 (email is preferred)

e-mail: mark.mazmanian@mynycb.com

Attention: Mark C. Mazmanian

NYCB Specialty Finance Company, LLC

16 Chestnut Street

Foxboro, MA 02035

Tel: (508) 698-4351

Fax: (508) 543-1551 (email is preferred)

e-mail: jennifer.gobeil@mynycb.com

Attention: Jennifer Gobeil

Bank of America, N.A.:

Bank of America, N.A.

1355 Windward Concourse

Alpharetta, Ga 30005

770-774-4640

joe.sagneri@baml.com

Attention: Joe Sagneri

Schedule 1.1

Immaterial Subsidiaries

Rig Tough, Inc.	Importer of truck parts sold at dealerships
Rush Truck Center of Albuquerque, Inc.	No revenue
Rush Equipment Centers of Texas, Inc.	Inactive
Rushtex, Inc.	General Partner of Rush Truck Centers of Texas, L.P.
Rushco, Inc.	Limited Partner of Rush Truck Centers of Texas, L.P.
Rush Real Estate Holdings, Inc.	Owns corporate headquarters
International General Agency	Insurance Agency that sells insurance to truck owners
Los Cuernos, Inc.	Ranch used for customer entertainment
AiRush, Inc.	This entity owns the corporate aircraft
Rush Retail Centers, Inc.	Inactive
Associated Acceptance, Inc.	Owned by International General Agency above
Associated Acceptance of Florida, Inc.	Owned by International General Agency above
Associated Acceptance of Oklahoma, Inc.	Owned by International General Agency above
Advance Premium Finance, Inc.	Owned by International General Agency above
Associated Acceptance of Georgia, Inc.	Owned by International General Agency above
Blackshear Real Estate Holdings, Inc.	Leases a dealership in Blackshear, GA
Idealease of Chicago LLC	Owns an Idealease franchise in Chicago, IL
Natural Gas Fuel Systems, Inc.	Manufactures and sells CNG fuel tanks
Rush Accessories Corp.	Sells chrome truck accessories under the brand “Chrome Country”
Rush Administrative Services, Inc.	Provides various G&A services to Rush Enterprises, Inc. and its subsidiaries
Central California Truck and Trailer Sales, LLC[1]	Used truck dealer
Rush Logistics, Inc.	Provides transportation brokerage services for Rush vehicles
Rush Truck Leasing, Inc.	Leases and rents trucks; provides maintenance on leased vehicles
Truck & Trailer Finance, Inc.	Provides financing for certain customers
RTC Illinois Acquisition Corp.	No revenue
Rush Truck Centers of Oregon Inc.	Inactive
Commercial Fleet Technologies, Inc.	Operates an online parts marketplace
RTC Nevada LLC	No revenue

1 Joint Venture 50% owned by Rush Administrative Services, Inc.

Schedule 4.2

Consents and Approvals

None.

Schedule 4.3

Group Members

Rush Enterprises, Inc.

Jurisdiction of Organization:	Texas

WHOLLY OWNED Subsidiaries Of Rush Enterprises, Inc.:

AiRush, Inc.

Jurisdiction of Organization:	Delaware

Blackshear Real Estate Holdings, Inc.

Jurisdiction of Organization:	Delaware

Commercial Fleet Technologies, Inc.

Jurisdiction of Organization:	Delaware

International General Agency, Inc.

Jurisdiction of Organization:	Texas

Wholly Owned Subsidiaries of International General Agency, Inc.:

Advance Premium Finance, Inc.
Jurisdiction of Organization:	California

Associated Acceptance, Inc.
Jurisdiction of Organization:	Texas

Associated Acceptance of Florida, Inc.

Jurisdiction of Organization:	Delaware

Associated Acceptance of Georgia, Inc.

Jurisdiction of Organization:	Delaware

Associated Acceptance of Oklahoma, Inc.

Jurisdiction of Organization:	Delaware

Los Cuernos, Inc.

Jurisdiction of Organization:	Delaware

Natural Gas Fuel Systems, Inc.

Jurisdiction of Organization:	Delaware

Rig Tough, Inc.

Jurisdiction of Organization:	Delaware

Rushco, Inc.

Jurisdiction of Organization:	Delaware

RTC Nevada LLC

Jurisdiction of Organization:	Delaware

Rushtex, Inc.

Jurisdiction of Organization:	Delaware

Rush Accessories Corporation

Jurisdiction of Organization:	Delaware

Rush Administrative Services, Inc.

Jurisdiction of Organization:	Delaware

Central California Truck and Trailer Sales, LLC

Jurisdiction of Organization:	California

Rush Equipment Centers of Texas, Inc.

Jurisdiction of Organization:	Delaware

Rush Logistics, Inc.

Jurisdiction of Organization:	Delaware

Rush Retail Centers, Inc.

Jurisdiction of Organization:	Delaware

Rush Real Estate Holdings, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Leasing, Inc.

Jurisdiction of Organization:	Delaware

Wholly Owned Subsidiary of Rush Truck Leasing, Inc.:

Idealease of Chicago LLC

Jurisdiction of Organization:	Illinois

Rush Truck Centers of Alabama, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Arizona, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of California, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Colorado, Inc.

Jurisdiction of Organization:	Delaware

Wholly Owned Subsidiary of Rush Truck Centers of Colorado, Inc.:

Rush Medium Duty Truck Centers of Colorado, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Florida, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Georgia, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Idaho, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Illinois, Inc.

Jurisdiction of Organization:	Delaware

Wholly Owned Subsidiary of Rush Truck Centers of Illinois, Inc.:

RTC Illinois Acquisition Corp.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Indiana, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Kansas, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Kentucky, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Missouri, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Nevada, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of New Mexico, Inc.

Jurisdiction of Organization:	Delaware

Wholly Owned Subsidiary of Rush Truck Centers of New Mexico, Inc.:

Rush Truck Center of Albuquerque, Inc.

Jurisdiction of Organization:	New Mexico

Rush Truck Centers of North Carolina, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Ohio, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Oklahoma, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Oregon, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Texas, L.P.

Jurisdiction of Organization:	Texas
General Partner:	Rushtex, Inc., a Delaware corporation (0.1% owner)
Limited Partner:	Rushco, Inc., a Delaware corporation (99.9% owner)

Rush Truck Centers of Tennessee, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Utah, Inc.

Jurisdiction of Organization:	Delaware

Rush Truck Centers of Virginia, Inc.

Jurisdiction of Organization:	Delaware

Truck & Trailer Finance, Inc.

Jurisdiction of Organization:	Delaware